UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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TerraForm Global, Inc.
(Name of Registrant as Specified in Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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7550 Wisconsin Avenue, 9th Floor
Bethesda, Maryland 20814

June 14, 2017

Dear Stockholder:

It is my pleasure to cordially invite you to attend TerraForm Global, Inc.’s 2017 Annual Meeting of Stockholders. The meeting will be held virtually, via live webcast at http://www.virtualshareholdermeeting.com/GLBL17 on June 29, 2017 at 4:30 P.M., Eastern Time.

Details regarding admission to the Annual Meeting and the business to be conducted at the Annual Meeting are described in the accompanying Notice of Annual Meeting of Stockholders and Proxy Statement.

Your vote is important. At the meeting, stockholders will vote on a number of important matters. Please take the time to carefully read each of the proposals described in the attached Proxy Statement. A copy of TerraForm Global, Inc.’s 2016 Annual Report to Stockholders is also enclosed for your review.

Thank you for your support of TerraForm Global, Inc.

Sincerely,
/s/ Peter Blackmore
Chairman and Interim Chief Executive Officer

7550 Wisconsin Avenue, 9th Floor
Bethesda, Maryland 20814

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Time and Date	June 29, 2017 at 4:30 P.M., Eastern Time

Place	Virtually, via live webcast at http://www.virtualshareholdermeeting.com/GLBL17.

Items of Business	Proposal No. 1: Election of directors.

Proposal No. 2: To ratify the appointment of KPMG LLP as our independent registered public accounting firm for 2017.

To transact any other business as may properly come before the Annual Meeting and any adjournments or postponements thereof.

Record Date	You are entitled to vote at the Annual Meeting and at any adjournments or postponements thereof if you were a stockholder of record at the close of business on June 12, 2017.

Voting
Your vote is very important. Whether or not you plan to attend the Annual Meeting, we encourage you to read this Proxy Statement and submit your proxy or voting instructions as soon as possible. You may vote by either marking, signing and returning the enclosed proxy card or using telephone or internet voting, if available. For specific instructions on voting, please refer to the instructions on your enclosed proxy card.

Internet Availability of Proxy Materials
Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting to be held on June 29, 2017. TerraForm Global, Inc.’s Proxy Statement and 2016 Annual Report to Stockholders are available at: http://www.terraformglobal.com.

By Order of the Board of Directors,

June 14, 2017
Bethesda, Maryland	/s/ Peter Blackmore
Chairman and Interim Chief Executive Officer

i

7550 Wisconsin Avenue, 9th Floor
Bethesda, Maryland 20814

PROXY STATEMENT

The board of directors (the “Board”) of TerraForm Global, Inc. (the “Company,” “TerraForm Global,” “we,” “us” or “our”) is soliciting your proxy to vote at the 2017 Annual Meeting of Stockholders to be held on June 29, 2017, at 4:30 P.M., Eastern Time, and any adjournment or postponement of that meeting (the “Annual Meeting”). The Annual Meeting will be held virtually, via live webcast at http://www.virtualshareholdermeeting.com/GLBL17. The mailing of this Proxy Statement and the accompanying proxy card, Notice of Annual Meeting of Stockholders and the 2016 Annual Report to Stockholders (the “Annual Report”) will commence on or about June 14, 2017, to stockholders of record as of June 12, 2017 (the “Record Date”).

EXPLANATORY NOTE

We are an “emerging growth company” under applicable U.S. federal securities laws and therefore permitted to take advantage of certain reduced public company reporting requirements. As an emerging growth company, we provide in this Proxy Statement the scaled disclosure permitted under the Jumpstart Our Business Startups Act of 2012, or the “JOBS Act,” including the compensation disclosures required of a “smaller reporting company,” as that term is defined in Rule 12b-2 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). In addition, as an emerging growth company, we are not required to conduct votes seeking approval, on an advisory basis, of the compensation of our named executive officers or the frequency with which such votes must be conducted.

QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS AND THE ANNUAL MEETING

Q:	Why am I receiving these materials?

A:
We are providing these proxy materials to you in connection with the solicitation, by the board of directors of TerraForm Global, of proxies to be voted at our Annual Meeting and at any adjournments or postponements thereof. You are receiving this Proxy Statement because you were a TerraForm Global stockholder as of the close of business on the Record Date. This Proxy Statement provides notice of the Annual Meeting, describes the two proposals presented for stockholder action and includes information required to be disclosed to stockholders.

Q:	How do I obtain electronic access to the proxy materials?

A:
This Proxy Statement and the Annual Report are available on our website at http://www.terraformglobal.com. If you are a stockholder of record, you may elect to receive future annual reports or proxy statements electronically by so indicating on your proxy card. If you hold your shares in street name, you should contact your broker, bank or other nominee for information regarding electronic delivery of proxy materials.

An election to receive proxy materials electronically will remain in effect for all future annual meetings unless revoked. Stockholders requesting electronic delivery may incur costs, such as telephone and internet access charges, that must be borne by the stockholder.

Q:	What do I need to do in order to be able to attend the Annual Meeting online?

A:
TerraForm Global will be hosting the virtual Annual Meeting via live webcast only. Any stockholder can attend the virtual Annual Meeting live online at http://www.virtualshareholdermeeting.com/GLBL17. The webcast will start at 4:30 P.M., Eastern Time on June 29, 2017. Stockholders may vote and submit questions while attending the virtual Annual Meeting online. In order to be able to enter the virtual Annual Meeting, you will need the control number, which is included on your proxy card if you are a stockholder of record or included with your voting instruction card and voting instructions you received from your broker, bank or other agent if you hold your shares in street name. Instructions on how to attend and participate online are also posted online at http://www.proxyvote.com.

Q:	What proposals will be voted on at the Annual Meeting?

A:	There are two proposals scheduled to be voted on at the Annual Meeting:

•	Election of directors; and
•	Ratification of appointment of KPMG LLP as our independent registered public accounting firm for 2017.

Because TerraForm Global, Inc. is an “emerging growth company”, we are not required to hold advisory votes on the compensation paid to our named executive officers or on the frequency of advisory votes on the compensation paid to our named executive officers.

Q:	What is the board of directors’ voting recommendation?

A:	Our board of directors recommends that you vote your shares:

•
“FOR” the election of Peter Blackmore, Frederick J. Boyle, Christopher Compton, Hanif Dahya, Mark Lerdal, David J. Mack, Alan B. Miller, David Ringhofer, Gregory Scallen and John F. Stark to serve on our board of directors until our next annual meeting or special meeting at which stockholders will vote on the composition of our board; and

•	“FOR” the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for 2017.

Q:	Will Stockholders be voting to approve the Merger Agreement with Brookfield?

A:
No. TerraForm Global, Inc. will hold a separate Special Meeting of Stockholders to approve the Merger Agreement (the “Merger Agreement”) entered into with affiliates of Brookfield Asset Management Inc. (“Brookfield”) on March 6, 2017. Additional information regarding the Special Meeting of Stockholders to approve the Merger Agreement with certain affiliates of Brookfield will be set forth in a separate proxy statement.

Q:	Who is entitled to vote?

A:	All shares owned by you as of the Record Date, which is the close of business on June 12, 2017 may be voted by you. These shares include shares that are:

•	held directly in your name as the stockholder of record; and
•	held for you as the beneficial owner through a broker, bank or other nominee.

Q:	What is the difference between Class A Shares and Class B Shares?

A:
Each Class A Share is entitled to one vote on each matter properly brought before the Annual Meeting. Each Class B Share is entitled to one hundred votes on each matter properly brought before the Annual Meeting.

The Class A Shares are listed on the Nasdaq Global Select Market, or the “Nasdaq.” The Class B Shares are held by our controlling stockholder, SunEdison Holdings Corporation, a wholly owned subsidiary of SunEdison, Inc. (“SunEdison”). The Class B Shares have no economic rights and therefore no rights to any dividends TerraForm Global, Inc. may pay. The Class B Shares are not expected to be registered for public sale or listed on the Nasdaq or any other securities exchange.

On the Record Date, TerraForm Global had issued and outstanding approximately:

•	112,642,197 shares of Class A common stock; and
•	61,343,054 shares of Class B common stock.

Q:	What is the difference between holding shares as a stockholder of record and as a beneficial owner?

A:
Many of our stockholders hold their shares through a broker, bank or other nominee rather than directly in their own name. As summarized below, there are some differences between shares held of record and those owned beneficially.

Stockholder of Record. If your shares are registered directly in your name with our transfer agent, Computershare, you are considered, with respect to those shares, the stockholder of record, and we are sending these proxy materials directly to you. As the stockholder of record, you have the right to grant your voting proxy directly to certain officers of TerraForm Global or to vote in person at the virtual Annual Meeting. We have enclosed or sent a proxy card for you to use. You may also vote on the internet or by telephone, as described below under the heading “How can I vote my shares without attending the Annual Meeting?”

Beneficial Owner. If your shares are held in an account at a broker, bank or other nominee, like many of our stockholders, you are considered the beneficial owner of shares held in street name, and these proxy materials were forwarded to you by that organization. As the beneficial owner, you have the right to direct your broker, bank or other nominee how to vote your shares, and you are also invited to attend the Annual Meeting.

Since a beneficial owner is not the stockholder of record, you may not vote your shares in person at the virtual Annual Meeting unless you obtain a “legal proxy” from the broker, bank, or other nominee that is the stockholder of record of your shares giving you the right to vote the shares at the virtual Annual Meeting. If you do not wish to vote in person or you will not be attending the Annual Meeting, you may vote by proxy. You may vote by proxy over the internet or by telephone, as described below under the heading “How can I vote my shares without attending the Annual Meeting?”

Q:	How do I vote?

A:	You may vote by one of the following methods:

Vote by Internet

Before The Meeting - Go to http://www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on June 28, 2017. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. During The Meeting - Go to http://www.virtualshareholdermeeting.com/GLBL17

You may attend the virtual Annual Meeting via the Internet and vote during the virtual Annual Meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

Vote by Phone

You may vote by dialing 1-800-690-6903.
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on June 28, 2017. Have your proxy card in hand when you call and then follow the instructions.

Vote by Mail

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

Stockholder of Record. If you are a stockholder of record, you may vote during the virtual Annual Meeting. Alternatively, you may vote by proxy over the Internet or by signing, dating and returning the proxy card, or by telephone. Whether or not you plan to attend the virtual Annual Meeting, we urge you to vote by proxy to ensure your vote is counted. Even if you have submitted a proxy before the virtual Annual Meeting, you may still attend and vote at the virtual Annual Meeting. In such case, your previously submitted proxy will be disregarded.

•	To vote during the virtual Annual Meeting, follow the online instructions provided on the proxy card to log in to http://www.virtualshareholdermeeting.com/GLBL17.
•	To vote by proxy over the Internet, follow the instructions provided on the proxy card.
•	To vote by telephone, call the toll free number found on the proxy card.
•	To vote by mail, request a paper copy of the materials and simply complete, sign and date the proxy card and return it promptly by mail.

If we receive your signed proxy card, or your vote by Internet or phone before the virtual Annual Meeting, we will vote your shares as you direct.

Beneficial Owner. If you are a beneficial owner of shares registered in the name of your broker, bank or other agent, you should have received a voting instruction card and voting instructions with these proxy materials from that organization rather than from us. Simply complete and mail the voting instruction card to ensure that your vote is counted. To vote online during the virtual Annual Meeting, you must obtain a valid proxy from your broker, bank or other agent. Follow the instructions from your broker, bank or other agent included with these proxy materials, or contact your broker, bank or other agent to request a proxy form.

Q:	How can I vote my shares without attending the Annual Meeting?

A:
Whether you hold your shares directly as the stockholder of record or beneficially own your shares in street name, you may direct your vote without attending the virtual Annual Meeting by voting in one of the following manners:

•
Internet. Go to the website listed on your proxy card or voting instruction card and follow the instructions there. You will need the control number included on your proxy card or voting instruction form;

•	Telephone. Dial the number listed on your proxy card or your voting instruction form. You will need the control number included on your proxy card or voting instruction form; or
•	Mail. Complete and sign your proxy card or voting instruction card and return it promptly by mail.

If you vote on the internet or by telephone, you do not need to return your proxy card or voting instruction card. Internet and telephone voting for stockholders will be available 24 hours a day, and will close at 11:59 P.M., Eastern Time, on June 28, 2017.

Q:	What is the quorum requirement for the Annual Meeting?

A:
A quorum is necessary to hold a valid Annual Meeting. A quorum exists if the holders of a majority in voting power of our capital stock issued and outstanding and entitled to vote thereat are present in person or represented by proxy. Abstentions and broker non-votes are counted as present for determining whether a quorum exists. A broker non-vote occurs when an intermediary holding shares for a beneficial owner does not vote on a particular proposal because the intermediary does not have discretionary voting power for that particular proposal and has not received instructions from the beneficial owner.

Q:	What happens if I do not give specific voting instructions?

A:
Stockholder of Record. If you are a stockholder of record and you submit a signed proxy card or submit your proxy by telephone or the internet, but do not specify how you want to vote your shares on a particular proposal, then the proxy holders will vote your shares in accordance with the recommendations of the Board on all matters presented in this Proxy Statement. With respect to any other matters properly presented for a vote at the Annual Meeting, the proxy holders will vote your shares in accordance with their best judgment.

Beneficial Owners. If you are a beneficial owner of shares held in street name and do not provide the broker, bank or other nominee that holds your shares with specific voting instructions, under the Nasdaq rules, the broker, bank or other nominee that holds your shares may generally vote on routine matters, such as the ratification of the appointment of our independent registered public accounting firm, but cannot vote on non-routine matters such as the election of directors. If the broker, bank or other nominee that holds your shares does not receive instructions from you on how to vote your shares on a non-routine matter, the broker, bank or other nominee that holds your shares will inform the inspector of election that it does not have the authority to vote on this matter with respect to your shares. This is generally referred to as a “broker non-vote.” Therefore, we urge you to give voting instructions to your broker. Shares represented by such broker non-votes will be counted in determining whether there is a quorum. Because broker non-votes are not considered entitled to vote, they will have no effect on the outcome other than reducing the number of shares present in person or by proxy and entitled to vote from which a majority is calculated.

Q:	What is the voting requirement to approve each of the proposals?

A:
Ten directors have been nominated for election at the Annual Meeting. Each director will be elected by a plurality of the votes cast in the election of directors at the Annual Meeting, either in person or represented by properly authorized proxy. This means that the ten nominees who receive the largest number of “FOR” votes cast will be elected as directors. Stockholders cannot cumulate votes in the election of directors. Abstentions and broker non-votes will have no effect on this proposal.

The ratification of the appointment of our independent registered public accounting firm requires the affirmative vote of a majority of the votes represented at the meeting and entitled to vote on the proposal. In accordance with Delaware law, only votes cast “for” a matter constitute affirmative votes. A properly executed proxy marked “abstain” with respect to the ratification of the appointment of our independent registered public accounting firm will not be voted, although it will be counted for purposes of determining whether there is a quorum. Since abstentions will not be votes cast “for” the ratification of the appointment of our independent registered public accounting firm, they will have the same effect as negative votes or votes against that matter. Any broker, bank or other nominee that holds your shares may vote on this proposal even without instruction from you.

Q:	What does it mean if I receive more than one proxy or voting instruction card?

A:	It means your shares are registered differently or are in more than one account. Please provide voting instructions for all proxy and voting instruction cards you receive.

Q:	Who will count the vote?

A:	A representative of Broadridge Financial Solutions, Inc. (“Broadridge”) will tabulate the votes and act as the inspector of election.

Q:	Can I revoke my proxy or change my vote?

A:	Yes. You may revoke your proxy or change your voting instructions at any time prior to the vote at the Annual Meeting by:

•	providing written notice to our Secretary;
•	delivering a valid, later-dated proxy or a later-dated vote on the internet or by telephone; or
•	attending the virtual Annual Meeting and voting online during the meeting.

Please note that your attendance at the Annual Meeting will not cause your previously granted proxy to be revoked unless you specifically so request. Shares held in street name may be voted by you at the virtual Annual Meeting only if you obtain a signed proxy from the stockholder of record giving you the right to vote the shares.

Q:	Who will bear the cost of soliciting votes for the Annual Meeting?

A:
TerraForm Global will pay the entire cost of preparing, assembling, printing, mailing and distributing these proxy materials. In addition to the mailing of these proxy materials, the solicitation of proxies or votes may be made in person, by telephone or by electronic and facsimile transmission by our directors, officers and employees, who will not receive any additional compensation for such solicitation activities. In addition, we may reimburse the transfer agent, brokerage firms and other persons representing beneficial owners of shares of TerraForm Global’s common stock for their expenses in forwarding solicitation material to such beneficial owners.

Q:	Where may I request an additional copy of this Proxy Statement or the Annual Report?

A:
Any stockholder of record who wishes to receive an additional copy of this Proxy Statement or of the Annual Report without charge may (i) call us at 240-762-7700 or (ii) mail a request to: TerraForm Global, Inc., 7550 Wisconsin Avenue, 9th Floor, Bethesda, MD 20814, Attention: Secretary, and we will promptly deliver the requested materials to you. You may also obtain the Annual Report, as well as this Proxy Statement, on the SEC’s website (www.sec.gov), or on our website at http://www.terraformglobal.com.

Q:	Is my vote confidential?

A:
Yes. We encourage stockholder participation in corporate governance by ensuring the confidentiality of stockholder votes. We have designated Broadridge to receive and tabulate stockholder votes. Your vote on any particular proposal will be kept confidential and will not be disclosed to us or any of its officers or employees except (i) where disclosure is required by applicable law, (ii) where disclosure of your vote is expressly requested by you or (iii) where we conclude in good faith that a bona fide dispute exists as to the authenticity of one or more proxies, ballots or votes, or as to the accuracy of any tabulation of such proxies, ballots or votes. However, aggregate vote totals will be disclosed to us from time to time and publicly announced at the Annual Meeting.

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Board of Directors and Executive Officers

Below is a list of names, ages and a brief account of the business experience of persons who serve as our executive officers, other key officers and directors:

Name	Age	Position
Peter Blackmore	70	Interim Chief Executive Officer, Director and Chairman
Rebecca Cranna	48	Executive Vice President and Chief Financial Officer
Yana Kravtsova	40	Senior Vice President, General Counsel and Secretary
Thomas Studebaker	39	Chief Operating Officer
David Rawden	60	Interim Chief Accounting Officer
Hanif Dahya	61	Director
Christopher Compton	67	Director
John F. Stark	66	Director
David Ringhofer	37	Director
Gregory Scallen	47	Director
Mark Lerdal	58	Director
Frederick J. Boyle	59	Director
Alan B. Miller	79	Director
David J. Mack	47	Director

Peter Blackmore, Interim Chief Executive Officer, Director and Chairman

Mr. Blackmore has served as Chairman of the Board since his appointment on November 20, 2015. Mr. Blackmore has also served as our Interim Chief Executive Officer since his appointment on April 21, 2016. Mr. Blackmore was a member of SunEdison’s board of directors from 2006 until his resignation on November 20, 2015. He has also served as President, Chief Executive Officer and a member of the board of directors of ShoreTel, Inc., an Internet protocol communications company from December 2010 until his retirement in August 2013. From July 2008 until September 2010, Mr. Blackmore served as President, Chief Executive Officer and a member of the board of directors of UTStarcom, Inc., an Internet protocol company. From July 2007 to July 2008 he was President and Chief Operating Officer for UTStarcom. Before this position, Mr. Blackmore had been Executive Vice President of Unisys Corporation from February 2005 to July 2007. From 1991 through August 2004, Mr. Blackmore served in various roles at Compaq Computer Corporation, and Hewlett-Packard Company, or HP, most recently as Executive Vice President of the Customer Solutions Group at HP from May 2004 through August 2004, and as Executive Vice President of the Enterprise Systems Group at HP from 2002 to May 2004. Prior to the merger of Compaq and HP, he served as Senior Vice President of Worldwide Sales and Service of Compaq from 2000 through 2002 and Senior Vice President of Worldwide Sales and Marketing of Compaq from 1998 through 2000. Mr. Blackmore was a member of the board of directors of Multi-Fineline Electronix, Inc. from 2005 to 2008. Mr. Blackmore has significant experience in the computer and telecommunications industries. In addition, he has significant experience in China and India through his work with HP and UTStarcom. Mr. Blackmore brings to the Company extensive sales and marketing experience in consumer and related markets, including senior management responsibility. He also brings to the Company the experience obtained by his prior service as the chief executive officer of two publicly-listed companies. Mr. Blackmore also serves as the chairman of the board of directors and Interim Chief Executive Officer of TerraForm Power, Inc. (together with its subsidiaries, “TerraForm Power”).

Rebecca Cranna, Executive Vice President and Chief Financial Officer

Ms. Cranna was appointed Executive Vice President and Chief Financial Officer on November 22, 2015. Ms. Cranna previously served as Senior Vice President and Chief Financial Officer, Global Asset Management, of SunEdison, a position she held since May 2015. From September 2014 to May 2015, Ms. Cranna served as Senior Vice President of Asset and Risk Management for TerraForm Power with operations responsibility for TerraForm Power’s operating power plant fleet. From September 2014 to January 2017, Ms. Cranna served as an executive officer of Silver Ridge Power, LLC (“Silver Ridge Power”), a solar power company jointly owned by an affiliate of SunEdison and Riverstone Holdings LLC with operations in seven countries, and from 2010 to 2014 she was Chief Financial Officer at Silver Ridge Power, with operations and finance responsibilities. Prior to that, she served as a Vice President of AES Corporation from 2006 to 2009, where she led the credit review group, reporting to the General Counsel and Board of Directors, and was a Managing Director in the corporate development group focused on M&A. From 1992 to 2006, Ms. Cranna served at AES in various positions of increasing responsibility, focusing on greenfield power project development for coal, gas, and hydro-electric power plants, non-recourse project financings, and M&A across multiple geographies including Latin America, the Caribbean, Africa and the United States. Ms. Cranna holds a B.A. in Human Biology from Stanford University. The Company believes that Ms. Cranna’s extensive financial experience and history of leadership will enable her to effectively supervise the Company’s financial operations. Ms. Cranna also serves as the Executive Vice President and Chief Financial Officer of TerraForm Power.

Yana Kravtsova, Senior Vice President, General Counsel and Secretary

Ms. Kravtsova has served as our Senior Vice President, General Counsel and Secretary since February 2015. Prior to joining the Company, Ms. Kravtsova served as Legal Head of Renewable Energy Investments at Google Inc. from August 2011 to January 2015. Prior to that, Ms. Kravtsova was a Legal Vice President at First Wind since March 2010, focusing on the development, construction and financing of wind power projects. Prior to becoming an in-house counsel, Ms. Kravtsova was an attorney at Clifford Chance U.S. LLP, Latham & Watkins LLP and The World Bank Group, handling international project finance, regulatory and corporate matters for energy projects.

Thomas Studebaker, Chief Operating Officer

Mr. Studebaker has served as our Chief Operating Officer since July 2016. Mr. Studebaker is a Managing Director in AlixPartners, LLP’s (“AlixPartners”) Turnaround & Restructuring practice in the Boston office, joining the firm in 2008. Previously, he spent two years with a boutique restructuring group in Chicago and four years with PricewaterhouseCoopers in that firm’s assurance and business advisory services practice. Previously, he has acted as the Chief Financial Officer to Metro Fuel Oil Corp., as well as the Chief Financial Officer to a privately held global consulting company. Mr. Studebaker holds an MBA from the J. L. Kellogg School of Management at Northwestern University and a Bachelor of Business Administration in accounting from the University of Notre Dame. He is a certified public accountant licensed in the state of Massachusetts and a member of the Turnaround Management Association, the American Bankruptcy Institute, and the Association of Insolvency & Restructuring Advisors. Mr. Studebaker also serves as the Chief Operating Officer of TerraForm Power.

David Rawden, Interim Chief Accounting Officer

Mr. Rawden has served as our Interim Chief Accounting Officer since July 2016. Mr. Rawden is a Director in AlixPartners’ Turnaround & Restructuring practice. He joined AlixPartners in 1990. Most recently, he was Chief Financial Officer for Career Education, a publicly traded post-secondary education company. Mr. Rawden was also Interim Chief Financial Officer for Exopack Holding, a privately-held, Securities and Exchange Commission (“SEC”) registered manufacturer of flexible packaging; Chief Financial Officer for X-Rite, a private/public manufacturer of Electro/Optical color measurement devices; Chief Financial Officer for Allied Holdings, a publicly traded transportation company; Chief Financial Officer for a regional transportation and warehousing company; Chief Financial Officer for the Savannah College of Art and Design and interim Chief Financial Officer for a privately-held global sporting event company. Mr. Rawden earned a Master of Management in finance and economics from Northwestern University, and a Bachelor of Arts in accounting from Michigan State University. He is a certified public accountant in the state of Michigan. Mr. Rawden also serves as the Interim Chief Accounting Officer of TerraForm Power.

Hanif Dahya, Director

Mr. Dahya was appointed to our Board upon the completion of our IPO in August 2015. Since 2007, Mr. Dahya has served as the Chief Executive Officer of the Y Company LLC, a private investment firm that specializes in restructuring distressed assets in emerging markets, focusing on telecommunications, energy, and environmental industries. Before founding the Y Company LLC, Mr. Dahya was a Partner at Sandler O’Neill & Partners LP, a full service investment banking firm specializing in serving financing institutions, from 1991 to 1997. Prior to that, Mr. Dahya worked at EF Hutton & Company, Inc. in the Corporate Finance group, served as a Managing Director at LF Rothschild & Company, Inc., and was a Managing Director at UBS Securities Inc. Mr. Dahya is currently a member of the board of directors of New York Community Bancorp, Inc., for which he chairs the Investment Committee, and the New York Commercial Bank Credit Committee, for which he is a member of the Audit Committee, Nominating and Corporate Governance Committee, Risk Assessment Committee, Capital Adequacy Committee and Asset Liability Committee. Mr. Dahya brings valuable energy industry and public company board experience to our Board. Mr. Dahya serves as Chairman of the Audit Committee. Mr. Dahya also serves as a director and as the chairman of the audit committee of TerraForm Power.

Christopher Compton, Director

Mr. Compton was appointed to our Board on November 20, 2015. Mr. Compton served in various senior finance positions with Chiquita Brand International, Inc. from 1987 to 2012 after which he retired. Following his retirement, Mr. Compton has worked as an independent consultant. Mr. Compton adds an accomplished international banking, capital markets and corporate finance background to our Board and possesses extensive financial experience from his tenure with a large public company. Mr. Compton serves as a member of the Audit Committee. Mr. Compton also serves as a director and as a member of the audit committee and compensation committee of TerraForm Power.

John F. Stark, Director

Mr. Stark was appointed to our Board on November 20, 2015. Mr. Stark was previously the Chief Financial Officer of Imergy Power Systems from December 2013 to July 2016. From May 2007 to November 2013, Mr. Stark served as Chief Financial Officer of BrightSource Energy and from April 2004 to May 2007 served as Chief Financial Officer of SVB Financial Group. Prior to his employment in such roles, Mr. Stark served in a variety of senior management capacities for public and private energy companies, including serving in a number of financial and operations positions for PG&E Corp. for over twenty years. Mr. Stark is also currently a member of the board of directors of TC Pipelines, LP, a limited partnership formed to acquire, own and actively participate in the management of natural gas pipelines and related assets, for which he chairs the conflicts committee and is a member of the audit committee. Mr. Stark also currently serves on the board of directors of ASUS, a wholly-owned subsidiary of Alta Gas Services. Mr. Stark brings to the Company significant financial expertise and experience obtained from his prior service as the Chief Financial Officer for multiple public and private companies, as well as a long history of experience in the energy industry. Mr. Stark serves as a member of the Audit Committee and the Compensation Committee. Mr. Stark also serves as a director and as the chairman of the compensation committee and a member of the audit committee of TerraForm Power.

David Ringhofer, Director

Mr. Ringhofer was appointed to our Board on May 26, 2016. Mr. Ringhofer serves as the Head of Legal, Corporate of SunEdison, a position he has held since 2015. Mr. Ringhofer has been with SunEdison since 2009 and previously held various positions, including Assistant General Counsel, Solar Materials and New Ventures and International Tax Counsel. In these roles, Mr. Ringhofer managed the structuring of technology monetization opportunities, was actively involved in the company’s initial public offerings of subsidiary divisions, M&A planning and execution, strategic supply chain structuring and international repatriation strategies. Before joining SunEdison, Mr. Ringhofer spent 5 years in the International Tax practice of PricewaterhouseCoopers, LLP in various roles. Mr. Ringhofer also served as a director of TerraForm Power from May 2016 through February 2017. The Company believes that Mr. Ringhofer’s leadership, legal and financial expertise will enable him to contribute significant managerial and strategic oversight skills to the Company.

Gregory Scallen, Director

Mr. Scallen was appointed to our Board on June 24, 2016. Mr. Scallen has served as Head of Legal, Global EPC, Procurement and EHS for SunEdison since June 2014. Mr. Scallen joined SunEdison in March 2011 and has held various roles of increasing responsibility, including Vice President Legal, Canada. Mr. Scallen has worked in the power industry for 20 years, with extensive experience in the areas of utility scale development, green energy development, aboriginal law, financing, real estate and regulatory compliance. Prior to joining SunEdison, Mr. Scallen held various positions at Ontario Power Generation with a focus on utility scale hydroelectric development. Mr. Scallen was the Chair of the Canadian Solar Industries Association for 2014 and a member of the Ontario Clean Energy Task Force established by the Minister of Energy and the Minister of Economic Development in 2013 for the Province of Ontario. Mr. Scallen also served as a director of TerraForm Power from July 2016 through February 2017. Mr. Scallen adds extensive energy industry experience and legal expertise to the Company.

Mark Lerdal, Director

Mr. Lerdal was appointed to our Board on October 13, 2016. Mr. Lerdal has been an active leader in the renewable energy business for more than 30 years as an executive, investor and attorney. Since April 2014, Mr. Lerdal has been the Executive Chairman of Leaf Clean Energy Company, a closed-end fund focused on renewable energy investments. From 2009 to December 2015, he was a Managing Director of MP2 Capital, LLC, a developer, owner and operator of solar generation assets. Mr. Lerdal served as President of Hydrogen Energy California, a developer of a carbon capture and sequestration facility, from September 2011 to February 2013. Prior to that time, he was a Managing Director at KKR Finance in its debt securities division. Mr. Lerdal served as an independent director and member of the Conflicts Committee from the completion of the Company’s initial public offering in August 2015 until November 20, 2015. Mr. Lerdal served as an independent director and member of the corporate governance and conflicts committee of the board of directors of TerraForm Power from the completion of its initial public offering in July 2014 until November 20, 2015. Mr. Lerdal also serves as a non-executive board member at Trading Emissions Plc and Onsite Energy Corporation, which provides energy services to industrial energy users. Mr. Lerdal graduated cum laude from Northwestern University School of Law and holds a bachelor’s degree in economics from Stanford University. The Company believes that Mr. Lerdal’s extensive experience in the renewable energy industry and financial expertise will enable him to contribute significant managerial and strategic oversight and skills to the Company. Mr. Lerdal serves as Chairman of the Compensation Committee and as a member of the Conflicts Committee.

Frederick J. Boyle, Director

Mr. Boyle was appointed to our Board on October 13, 2016. Mr. Boyle has more than 30 years of experience in the energy industry, including leadership roles in both regulated and non-regulated, domestic and international segments of the industry. He most recently served as the Senior Vice President and Chief Financial Officer of Pepco Holdings Inc., an energy holding company providing utility service to the Mid-Atlantic region, from 2012 to 2016. Previously, Mr. Boyle served first as Vice President, Chief Accounting Officer and Controller and later as Senior Vice President and Chief Financial Officer of DPL Inc., a holding company for the Dayton Power and Light Company, an Ohio-based electric utility company. Mr. Boyle also served as Vice President of Finance for Direct Energy, a large competitive retailer of energy and related services in North America, and as Chief Financial Officer of Accent Energy, a national retail energy marketer. Earlier in his career, Mr. Boyle spent 18 years with American Electric Power serving in various financial roles, with his most senior role as Vice President of Financial Services for the corporate development group. Mr. Boyle holds a Master of Tax degree from Capital University and a Bachelor of Science in Business Administration from Ohio State University. The Company believes that Mr. Boyle’s extensive experience in the energy industry and financial expertise will enable him to contribute significant managerial and strategic oversight and skills to the Company. Mr. Boyle serves as Chairman of the Conflicts Committee and as a member of the Audit Committee.

Alan B. Miller, Director

Mr. Miller was appointed to our Board on January 25, 2017. Mr. Miller spent over 40 years as a partner, senior partner and senior counsel in the Business Finance & Restructuring Department of Weil Gotshal & Manges LLP. Prior to his retirement in 2005, Mr. Miller represented debtors, trustees, secured creditors, unsecured creditors, creditors’ committees, investors and purchasers and sellers of distressed entities and assets and advised on bankruptcy and insolvency law dealing with out-of-court and in-court restructurings of large corporations, partnerships and limited liability companies. Since 2006, Mr. Miller has served as Special Counsel and Litigation Trustee at Collins & Aikman Corporation where he has supervised ongoing litigation through the effective date of Collins & Aikman’s Chapter 11 liquidation plan. Mr. Miller is a leader in the field of restructurings and business reorganizations and has extensive experience as a board member, trustee and officer of companies impacted by business reorganizations. During the last five years, Mr. Miller has served on the boards of directors of more than a dozen entities, of which three were public companies. Mr. Miller currently serves on the board of directors of Ceva Holdings LLC, Ceva Group, PLC and Spanish Broadcasting System, Inc., in addition to the Company. He holds a J.D. from Boston College Law School and a B.A. from Trinity College. The Company believes that Mr. Miller’s expertise in restructuring, insolvency and bankruptcy will enable him to contribute significant managerial and strategic oversight and skills to the Company.

David J. Mack, Director

Mr. Mack was appointed to our Board on January 4, 2017. Mr. Mack is a restructuring lawyer and investor with over 20 years’ experience. Most recently he was a Managing Director at Perry Capital LLC, a New York City based investment firm, where he had been working on restructurings and complex litigation since 2009. Previously, Mr. Mack was counsel in the bankruptcy and restructuring group at Simpson Thacher & Bartlett LLP, where he worked on many complex restructurings, including in the power industry. Mr. Mack has also worked at Linklaters LLP in London and Mallesons Stephen Jaques in Sydney. He is a member of the New York Bar and is also admitted in New South Wales, Australia and England. Mr. Mack serves as a member of the Conflicts Committee and the Compensation Committee.

Board Leadership Structure

Our Board consists of ten members. The Board is responsible for, among other things, overseeing the conduct of our business, reviewing and, where appropriate, approving our long-term strategic, financial and organizational goals and plans, and reviewing the performance of our chief executive officer and other members of senior management. Following the end of each year, our Board will conduct an annual self-evaluation, which includes a review of any areas in which the Board or management believes the Board can make a better contribution to our corporate governance, as well as a review of the committee structure and an assessment of the Board’s compliance with corporate governance principles. In fulfilling the Board’s responsibilities, directors have full access to our management and independent advisors.

Corporate Governance and Board Matters

Independence of the Board of Directors

For purposes of the applicable stock exchange rules, we are a “controlled company.” Controlled companies under those rules are companies of which more than 50% of the voting power for the election of directors is held by an individual, a group or another company. SunEdison controls more than 50% of the combined voting power of our common stock and, as a result, has and will continue to have the right to designate a majority of the members of our Board for nomination for election and the voting power to elect such directors.

Specifically, as a controlled company, we are not required to have (i) a majority of independent directors, (ii) a nominating and corporate governance committee composed entirely of independent directors, (iii) a compensation committee composed entirely of independent directors or (iv) an annual performance evaluation of the nominating and corporate governance and compensation committee. We currently rely on the exceptions with respect to establishing a nominating committee and annual performance evaluations of such committee. Accordingly, our stockholders do not have the same protections afforded to stockholders of companies that are subject to all of the applicable stock exchange rules. The controlled company exemption does not modify the independence requirements for the Audit Committee, and we comply with the requirements of the Sarbanes-Oxley Act and the applicable Nasdaq rules, which require that our Audit Committee be composed of at least three members, each of whom is independent. In addition, we maintain a Corporate Governance and Conflicts Committee and a Compensation Committee, each of which is comprised of at least three independent directors.

Information regarding the Board and its Committees

The Board met 21 times during 2016. The standing committees of our Board consists of an Audit Committee, a Corporate Governance and Conflicts Committee and a Compensation Committee. Each committee reports to the Board as it deems appropriate and as the Board may request. The composition, duties and responsibilities of these committees are set forth below. The following table provides the current membership and fiscal year 2016 meeting information for each committee of the Board.

Name	Audit	Corporate Governance & Conflicts	Compensation
Hanif Dahya	Chairman	—	—
Mark Lerdal	—	Member	Chairman
Christopher Compton	Member	—	—
John F. Stark	Member	—	Member
David J. Mack	—	Member	Member
Frederick J. Boyle	Member	Chairman	—
Total meetings held in fiscal year 2016	22	67	N/A(a)

(a)	The Compensation Committee was designated after the end of 2016.

Each board member attended at least 75% of the meetings of the board and applicable committees held in fiscal 2016 during the period for which such member was a director and/or committee member. The Company did not hold an annual meeting of stockholders during 2016. As such, the Annual Meeting will be our first annual meeting of stockholders.

Directors are invited and encouraged to attend the Company’s annual meeting of stockholders. A director who is unable to attend the Company’s annual meeting of stockholders (which it is understood will occur on occasion) is expected to notify the Chair of the Board in advance of the meeting.

Below is a description of each committee of the Board:

Audit Committee

The Audit Committee is responsible for, among other matters: (i) appointing, retaining and evaluating our independent registered public accounting firm and approving all services to be performed by it, (ii) overseeing our independent registered public accounting firm’s qualifications, independence and performance, (iii) overseeing the financial reporting process and discussing with management and our independent registered public accounting firm the interim and annual financial statements that we file with the SEC, (iv) reviewing and monitoring our accounting principles, accounting policies, financial and accounting controls and compliance with legal and regulatory requirements, (v) establishing procedures for the confidential anonymous submission of concerns regarding questionable accounting, internal controls or auditing matters, and (vi) reviewing and approving related person transactions.

Our Audit Committee consists of Messrs. Dahya, Compton, Boyle and Stark. We believe that Messrs. Dahya, Compton, Boyle and Stark qualify as independent directors according to the rules and regulations of the SEC and the Nasdaq with respect to audit committee membership. We also believe that Mr. Dahya qualifies as our “audit committee financial expert,” as such term is defined in Item 407(d)(5) of Regulation S-K. Mr. Dahya has been designated as the Chairman of the Audit Committee. Our Board has adopted a written charter for the Audit Committee which is available on our corporate website, http://www.terraformglobal.com.

Corporate Governance and Conflicts Committee

The Corporate Governance and Conflicts Committee (the “Conflicts Committee”) is responsible for, among other matters: (i) developing and reviewing the Company’s corporate governance guidelines, including recommending any changes to the Board, (ii) reviewing and approving potential conflict transactions between the Company and any affiliated parties, including SunEdison and certain of its subsidiaries, with respect to acquisitions of assets and other transactions, including the evaluation of acquisition opportunities presented to the Company pursuant to the Support Agreement (as defined below), (iii) making recommendations to the Board concerning the structure, composition and functioning of the board and its committees, (iv) overseeing, coordinating and developing guidelines for evaluations of the Board, each of its committees and management, and developing guidelines for such evaluations, (v) reviewing and reporting to the Board regarding potential conflicts of interest of directors and (vi) providing leadership and guidance to the Board and to the Company regarding other matters of corporate governance. On March 25, 2016, in anticipation of and in connection with a bankruptcy filing by SunEdison, the Board delegated to the Conflicts Committee the power and authority to evaluate and act affirmatively with respect to matters involving or substantially relating to SunEdison, including actions to protect the Company’s contractual and other rights and otherwise to preserve the value of the Company and its assets.

The Conflicts Committee consists of Messrs. Boyle, Lerdal and Mack. We believe Messrs. Boyle, Lerdal and Mack qualify as independent directors according to the rules and regulations of the SEC and the Nasdaq. Mr. Boyle has been designated as the Chairman of the Conflicts Committee. The Board has adopted a written charter for the Conflicts Committee which is available on our corporate website, http://www.terraformglobal.com.

LLC Conflicts Committee

On June 1, 2016, TerraForm Global, Inc., acting in its capacity as the sole managing member of TerraForm Global, LLC (“Global LLC”), adopted a second amendment (the “LLC Agreement Amendment”) to the Fourth Amended and Restated Limited Liability Company Agreement of Global LLC, dated as of August 5, 2015 (as amended from time to time, the “Global LLC Agreement”). Pursuant to the LLC Agreement Amendment, until the first annual meeting of the Company’s stockholders held after December 31, 2016, the Company delegated to an independent conflicts committee (the “LLC Conflicts Committee”) the exclusive power to exercise all of its rights, powers and authority as the sole managing member of Global LLC to manage and control the business and affairs of Global LLC and its controlled affiliates relating to or involving SunEdison and any of its affiliates (other than the Company and its controlled affiliates) (as more specifically defined in the LLC Agreement Amendment, the “Conflicts Matters”).

The LLC Agreement Amendment was approved and authorized by the Company’s Conflicts Committee pursuant to the power and authority delegated to it by resolutions of the Board dated March 25, 2016 authorizing the Conflicts Committee, in anticipation of and in connection with a bankruptcy filing by SunEdison, to evaluate and act affirmatively with respect to matters involving or substantially relating to SunEdison, including actions to protect the Company’s contractual and other rights and otherwise to preserve the value of the Company and its assets. The decision to delegate authority to the Conflicts Committee with respect to these SunEdison related matters was taken by the Board in light of the obligation that material matters relating to SunEdison be approved by the Conflicts Committee. On June 1, 2016, the Board reaffirmed the power and authority delegated to the Conflicts Committee with respect to these SunEdison related matters by ratifying the adoption of the LLC Agreement Amendment.

The current members of the LLC Conflicts Committee are Messrs. Lerdal, Boyle and Mack. New members may be appointed (i) by a majority of LLC Conflicts Committee members then in office or (ii) by the Company (in its capacity as managing member of Global LLC) with the approval of the holders of a majority of the outstanding shares of Class A common stock of TerraForm Global, Inc., excluding any such shares held, directly or indirectly, by SunEdison or any of its affiliates (“Independent Shareholder Approval”).

Each member of the LLC Conflicts Committee must satisfy, in the determination of the LLC Conflicts Committee, the Nasdaq Global Select Market standards for “independent directors” and nominations committee members.

The delegation of exclusive power and authority to the LLC Conflicts Committee under the LLC Agreement Amendment may not be revoked and the members of the LLC Conflicts Committee may not be removed, other than by a written instrument signed by the Company, acting in its capacity as managing member of Global LLC, with either (i) the written consent of a majority of the LLC Conflicts Committee members then in office, or (ii) Independent Shareholder Approval.

Compensation Committee

For purposes of the applicable stock exchange rules, the Company is a “controlled company.” As a controlled company, the Company is able to rely upon certain exceptions, including with respect to establishing a compensation committee or nominating committee. While the Company remains able to reply upon such exceptions, on January 10, 2017, the Board created a Compensation Committee of the Board (the “Compensation Committee”).

The Compensation Committee is responsible for, among other matters: (i) reviewing and approving corporate goals and objectives relevant to the compensation of the Company’s Chief Executive Officer, (ii) determining, or recommending to the Board for determination, the Chief Executive Officer’s compensation level based on this evaluation, (iii) determining, or recommending to the Board for determination, the compensation of directors and all other executive officers, (iv) discharging the responsibility of the Board with respect to the Company’s incentive compensation plans and equity-based plans, (v) overseeing compliance with respect to compensation matters, (vi) reviewing and approving severance or similar termination payments to any current or former executive officer of the Company, and (vii) preparing an annual Compensation Committee Report, if required by applicable SEC rules.

The Compensation Committee consists of Messrs. Lerdal, Mack and Stark. We believe that Messrs. Lerdal, Mack and Stark qualify as independent directors according to the rules and regulations of the SEC and the Nasdaq. Mr. Lerdal has been designated as the Chairman of the Compensation Committee. The Board has adopted a written charter for the Compensation Committee, which is available on our corporate website, http://www.terraformglobal.com.

Compensation Committee Interlocks and Insider Participation

No member of our Compensation Committee is or has been an officer or employee of TerraForm Global, Inc. With the exception of Mr. Blackmore, our Chairman and Interim Chief Executive Officer, who also serves as the Chairman and Interim Chief Executive Officer of TerraForm Power, Inc., none of the Company’s executive officers serves or has served on the board of directors, conflicts committee or compensation committee of any entity that has one or more executive officers serving on our Board, Conflicts Committee or Compensation Committee during the most recently completed fiscal year.

Other Committees

Our Board may establish other committees as it deems necessary or appropriate from time to time.

Risk Oversight Management

The Board oversees the risk management activities designed and implemented by our management. Our senior management is responsible for assessing and managing our risks on a day-to-day basis. The Board executes its oversight responsibility for risk management both directly and through its committees. The full Board considers specific risk topics, including risks associated with our strategic plan, business operations and capital structure. In addition, the Board receives detailed regular reports from members of our senior management and other personnel that include assessments and potential mitigation of the risks and exposures involved with their respective areas of responsibility.

The Board has delegated to the Audit Committee oversight of our risk management process. Our Audit Committee oversees and reviews with management our policies with respect to risk assessment and risk management and our significant financial risk exposures and the actions management has taken to limit, monitor or control such exposures. Our Board oversees risk related to compensation policies. Our Conflicts Committee also considers and addresses risk as it performs its respective committee responsibilities. Both standing committees report to the full Board as appropriate, including when a matter rises to the level of a material or enterprise level risk.

Stockholder Communications With Our Board of Directors

Stockholders and interested parties may communicate with our Board by sending correspondence to the Board, a specific committee of our Board or a director c/o our Secretary, at TerraForm Global, Inc., 7550 Wisconsin Avenue, 9th Floor, Bethesda, Maryland 20814.

Our Secretary reviews all communications to determine whether the contents include a message to a director and will provide a summary and copies of all correspondence (other than solicitations for services, products or publications) to the applicable director or directors at each regularly scheduled meeting. Our Secretary will alert individual directors to items that warrant a prompt response from the individual director prior to the next regularly scheduled meeting. Items warranting prompt response, but not addressed to a specific director, will be routed to the applicable committee chairperson.

Code of Business Conduct

Our Board has adopted a Code of Business Conduct that applies to all of our directors, officers, and employees, including our Chief Executive Officer and our Chief Financial Officer. Our Code of Business Conduct is available on our website at http://www.terraformglobal.com. If we amend or grant a waiver of one or more of the provisions of our Code of Business Conduct, we intend to satisfy the requirements under Item 5.05 of Form 8-K regarding the disclosure of amendments to or waivers from provisions of our Code of Business Conduct that apply to our principal executive officer and financial and accounting officers by posting the required information on our website.

Conflicts of Interest Policy

Our Board has adopted a Conflicts of Interest Policy that applies to all of our employees, including our Chief Executive Officer and our Chief Financial Officer. Our Conflicts of Interest Policy is available on our website at http://www.terraformglobal.com.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors, executive officers, and holders of more than 10% of our Common Stock to file reports regarding their ownership and changes in ownership of our securities with the SEC, and to furnish us with copies of all Section 16(a) reports that they file.

Based solely upon a review of Forms 3 and 4 and amendments thereto furnished to us and written representations provided to us by all of our directors and executive officers and certain of our greater than 10% stockholders, we believe that during the year ended December 31, 2016, our directors, executive officers, and greater than 10% stockholders complied with all applicable Section 16(a) filing requirements with the exception of the following untimely filings:

Name	Form	Filing Date	Date of Reportable Transaction
Ilan Daskal	3	4/11/2016	3/30/2016
Frederick J. Boyle	4	10/18/2016	10/13/2016
Mark D. Lerdal	4	10/18/2016	10/13/2016
Yana Kravtsova	4	11/23/2016	11/18/2016
Rebecca Cranna	4	11/23/2016	11/18/2016
David Springer	4	12/29/2016	12/22/2016
Gregory Scallen	4	12/29/2016	12/22/2016

DIRECTOR COMPENSATION

Non-Employee Director Compensation

Officers or employees of SunEdison who also serve as our directors will not receive additional compensation for their service as one of our directors. Our directors who are not officers or employees of us or SunEdison are entitled to compensation as “non-employee directors” as set by our Board.

Our directors who are not officers or employees of us or SunEdison are entitled to the following fees for their service on our Board and its committees:

•	$50,000 annual board of directors cash retainer;
•	$20,000 additional annual cash retainer for the Chairman of the Audit Committee;
•	$7,500 additional annual cash retainer for all other members of the Audit Committee;
•	$12,500 additional annual cash retainer for the Chairman of the Conflicts Committee;
•	$5,000 additional annual cash retainer for all other members of the Conflicts Committee.
•	$12,500 additional annual cash retainer for the Chairman of the Compensation Committee; and
•	$5,000 additional annual cash retainer for all other members of the Compensation Committee.

In addition, certain of our directors who are not employees of us or SunEdison have been and will be awarded restricted stock units (“RSUs”) for shares of our common stock on an annual basis (based on the date of the annual stockholder meeting for each year) in connection with their board service. RSUs are awarded in an amount such that the number of underlying shares of common stock has a total value of $150,000 on the date the award is granted (rounded to the nearest 100 shares), which vest on the first anniversary of the grant date. Outside directors that became directors in 2016 received RSUs for a pro rata portion of the $150,000 total value based on their start date. Certain of our non-employee directors were awarded RSUs in 2016 as described below.

Each member of our Board will be indemnified for their actions associated with being a director to the fullest extent permitted under Delaware law.

2016 Director Compensation

The following table provides certain information about compensation paid to our outside directors during 2016.

Name		Fees Earned or Paid in Cash ($)	Stock Awards($)(1)	Option Awards ($)	Total ($)
Peter Blackmore		50,000	165,168	—	215,168
Frederick J. Boyle		50,000	150,103	—	200,103
Christopher Compton		62,500	165,168	—	227,668
Ahmad Chatila	(2)	—	—	—	—
Hanif Dahya		75,000	165,168	—	240,168
Mark D. Lerdal		50,000	150,103	—	200,103
David Ringhofer	(2)	—	—	—	—
Gregory Scallen	(2)	—	—	—	—
David Springer	(2)	—	—	—	—
John F. Stark		70,000	165,168	—	235,168
Martin Truong	(2)	—	—	—	—

1.
This amount represents the aggregate grant date fair value of the RSUs granted to each director, calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation - Stock Compensation (“FASB ASC Topic 718”) and determined by multiplying the number of RSUs granted by the fair market value of the Company’s common stock on the grant date.

2.
Messrs. Chatila, Ringhofer, Scallen, Springer and Truong are or were employees of SunEdison at the time of their service on the Board and do not receive any additional compensation for service on the Board. Messrs. Chatila and Truong resigned from the Board effective May 26, 2016 and August 30, 2016, respectively.

Director Equity Outstanding at Fiscal Year-End

The following table summarizes equity awards outstanding as of December 31, 2016 for each director.

Name	Stock Awards Number of Shares or Units of Stock That Have Not Vested	Option Awards Number of Securities Underlying Unexercised Options
Peter Blackmore	44,400	—
Frederick J. Boyle	40,900	—
Christopher Compton	44,400	—
Ahmad Chatila (1)	—	—
Hanif Dahya	44,400	—
Mark D. Lerdal	40,900	—
David Ringhofer (1)	3,750	—
Gregory Scallen (1)	2,250	—
David Springer (1)	15,000	—
John F. Stark	44,400	—
Martin Truong (1)	275,774	—

1.
Messrs. Chatila, Ringhofer, Scallen, Springer and Truong are or were employees of SunEdison at the time of their service on the Board and do not receive any additional compensation for service on the Board. The RSUs listed for Messrs. Ringhofer and Scallen were issued in their capacity as SunEdison employees and not as members of the Board.

EXECUTIVE OFFICER COMPENSATION

Executive Compensation

We did not employ any of our named executive officers (as defined below) until December 2016. While certain of our named executive officers became employees of the Company in December 2016, the Company did not pay any compensation to such named executive officers until January 2017. Each of our named executive officers was employed and compensated by SunEdison or a subsidiary of SunEdison or, in the case of our Chief Operating Officer and Interim Chief Accounting Officer, by a third party consulting company. The ultimate responsibility and authority for compensation-related decisions for our named executive officers resided with the SunEdison compensation committee or the chief executive officer of SunEdison, as applicable, and any such compensation decisions were not subject to any approvals by our Board or any committees thereof. Because we played no role in determining the compensation of our named executive officers and because we are a controlled company under Nasdaq Rule 5615(c), we are not required to establish a compensation committee. In addition, as we are an “emerging growth company,” as defined by the JOBS Act, we are permitted to comply with reduced disclosure obligations regarding executive compensation. Therefore, we do not provide Compensation Discussion and Analysis in this Proxy Statement.

During the year ended December 31, 2016, certain of our named executive officers, as well as other employees of SunEdison who provide services to us, may have participated in employee benefit plans and arrangements sponsored by SunEdison. We will not reimburse SunEdison for compensation related expenses attributable to any executive’s or employee’s time dedicated to providing services to us. Except as set forth below, we do not currently expect to have any long-term incentive or equity compensation plan in which our executive officers may participate.

The MSA does not require our named executive officers to dedicate a specific amount of time to fulfilling SunEdison’s obligations to us under the MSA. Additionally, SunEdison has informed us that it cannot identify the portion of compensation awarded to our applicable named executive officers by SunEdison that relates solely to their services to us, as SunEdison does not compensate its employees specifically for such services. As a result, the compensation contained in the below compensation tables may reflect compensation received by each named executive officer for services provided to the Company and to other affiliates of SunEdison.

Summary Compensation Table

The following table presents summary information concerning 2016 compensation awarded or paid to, or earned by: (i) each individual that served as the Company’s Chief Executive Officer during 2016; (ii) each individual that served as the Company’s Chief Financial Officer during 2016 and (iii) each of the other three most highly compensated executive officers for 2016 that were serving as executive officers as of December 31, 2016 (collectively, such persons were the “named executive officers” for the Company for 2016):

Name and Principal Positions as of December 31, 2016	Year	Salary(1) ($)	Bonus ($)		Stock Awards(2) ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Non-qualified Deferred ($)	All Other Compensation ($)		Total ($)
Blackmore, Peter(5)	2016	—	—		321,168	—	—	—	100,000	(3)	421,168
Chairman & Interim Chief Executive Officer	2015	—	—		—	—	—	—	—		—
Cranna, Rebecca (6)	2016	412,067	199,574	(10)	224,198	—	376,498	—	12,936	(4)	1,225,273
Executive Vice President and Chief Financial Officer	2015	328,563	—		1,296,119	—	—	—	15,484	(4)	1,640,166
Kravtsova, Yana	2016	314,808	150,000	(10)	167,670	—	318,390	—	14,850	(4)	965,718
Senior Vice President, General Counsel and Secretary	2015	265,385	—		746,025	—	—	—	15,485	(4)	1,026,895
Rawden, David (7)(8)	2016	—	—		—	—	—	—	1,305,395	(7)	1,305,395
Interim Chief Accounting Officer	2015	—	—		—	—	—	—	—		—
Studebaker, Thomas(7)(9)	2016	—	—		—	—	—	—	1,233,795	(7)	1,233,795
Chief Operating Officer	2015	—	—		—	—	—	—	—		—
Wuebbels, Brian A. (6)(11)	2016	234,850	—		—	—	—	—	14,318	(4)	249,168
President and Chief Executive Officer	2015	488,250	—		3,440,373	—	—	—	35,000	(4)	3,963,623

1.
Amounts shown include (a) cash compensation earned and received, (b) cash compensation earned but deferred at the election of the executive officer under the SunEdison Retirement Savings Plan and (c) cash received in exchange for earned but unused paid time off.

2.
All stock awards reflected in the table are Restricted Stock Units or Restricted Stock Awards under the SunEdison, Inc. 2010 Amended and Restated Equity Incentive Plan or 2015 Long-Term Incentive Plan, the TerraForm Power, Inc. 2014 Second Amended & Restated Long-Term Incentive Plan or the TerraForm Global, Inc. 2014 Long-Term Incentive Plan. The dollar amounts shown for stock awards represent the aggregate grant date fair value with respect to fiscal 2016 and 2015 in accordance with the applicable Accounting Standard Codification 718, Stock Compensation, excluding the effect of forfeitures related to service-based conditions. These amounts do not reflect whether the named executive officers have actually realized or will realize a financial benefit from the awards.

3.	Represents cash fees paid to Mr. Blackmore for his service as a director of TerraForm Global, Inc. and TerraForm Power, Inc.
4.	Amount shown represents the contribution by SunEdison to the SunEdison Retirement Savings Plan.
5.
Mr. Blackmore joined the Board as its Chairman on November 20, 2015. He served as served as the chairman of the Office of the Chairman until April 21, 2016 whereupon the Board dissolved the Office of the Chairman and Mr. Blackmore was appointed as Interim Chief Executive Officer in addition to his role as Chairman of the Board.

6.
These individuals split their time evenly between the Company and TerraForm Power, Inc. The cash compensation received by each of these individuals reflects the total cash compensation received for services provided to the Company and to TerraForm Power, Inc.

7.
The Company compensates AlixPartners for its services and reimburses AlixPartners for its expenses, with an hourly rate of $950 as compensation for the performance of Mr. Studebaker as Chief Operating Officer and an hourly rate of $830 as compensation for the performance of Mr. Rawden as Interim Chief Accounting Officer. Represents amounts paid for their services to TerraForm Power, Inc. and TerraForm Global, Inc. from the time of their appointment (July 2016) through the end of the fiscal year. The Company does not pay amounts directly to Mr. Studebaker or Mr. Rawden.

8.	Mr. Rawden is a Director in AlixPartners’ Turnaround & Restructuring practice. He was appointed Interim Chief Accounting Officer effective on July 7, 2016.
9.	Mr. Studebaker is a Managing Director in AlixPartners’ Turnaround & Restructuring practice. He was appointed Chief Operating Officer effective on July 7, 2016.
10.
In April 2016, the Company approved retention cash awards to select executives. The awards vest in equal installments on May 31, 2016, September 30, 2016 and March 31, 2017. Amounts represent the first two installments that vested and were paid out in 2016.

11.	Mr. Wuebbels resigned as President and Chief Executive Officer and Director of the Company on March 30, 2016.

Grants of Plan-Based Awards

The following table sets forth plan-based awards to the named executive officers of the Company during 2016:

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards ($)			Grants of Plan Based Awards
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	All Other Stock Awards: Number of Shares of Stock or Units (#)		All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
Blackmore, Peter	07/25/2016	—	—	—	44,400	(1)	—	—	165,168
	07/25/2016	—	—	—	12,000	(2)	—	—	156,000
Cranna, Rebecca	—	—	290,830	581,660	—		—	—
	10/26/2016	—	—	—	29,847	(1)	—	—	113,419
	10/26/2016	—	—	—	8,528	(2)	—	—	110,779
Kravtsova, Yana	—	—	187,500	375,000	—
	10/26/2016	—	—	—	22,321	(1)	—	—	84,820
	10/26/2016	—	—	—	6,378	(2)	—	—	82,850
Rawden, David	—	—	—	—	—		—	—	—
Studebaker, Thomas	—	—	—	—	—		—	—	—
Wuebbels, Brian A.	—	—	—	—	—		—	—	—

1.	Represents grants made under the TerraForm Global, Inc. 2014 Long-Term Incentive Plan.
2.	Represents grants made under the TerraForm Power, Inc. 2014 Second Amended & Restated Long-Term Incentive Plan.

Outstanding Equity Awards at Fiscal Year-End

The following table presents information regarding outstanding equity awards held by the named executive officers of the Company at December 31, 2016.

	Options Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable		Number of Securities Underlying Unexercised Options Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price	Option Expiration Date (1)	Grant Date of Stock Award	Number of Shares or Units of Stock That Have Not Vested		Market Value of Shares of Units of Stock That Have Not Vested (2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested
Blackmore, Peter	—		—	—	—	—	7/25/2016	12,000	(3)	$153,720	—	—
	—		—	—	—	—	7/25/2016	44,400	(4)	175,380	—	—
Cranna, Rebecca	—		—	—	—	—	9/1/2014	8,250	(5)	$578	—	—
	—		—	—	—	—	9/1/2014	60,000	(6)	768,600
	—		—	—	—	—	3/2/2015	750	(7)	53	—	—
	—		—	—	—	—	3/2/2015	4,000	(8)	280	—	—
	—		—	—	—	—	3/10/2015	510	(9)	6,533	—	—
	—		—	—	—	—	3/10/2015	1,814	(10)	23,237	—	—
	—		—	—	—	—	3/31/2015	67,068	(11)	264,919	—	—
	—		—	—	—	—	10/15/2015	18,750	(7)	1,313	—	—
	—		—	—	—	—	12/22/2015	60,750	(12)	4,253
	—		—	—	—	—	12/22/2015	13,500	(6)	172,935	—	—
	—		—	—	—	—	12/23/2015	22,500	(13)	88,875	—	—
	—		—	—	—	—	10/26/2016	29,847	(13)	117,896	—	—
	—		—	—	—	—	10/26/2016	8,528	(6)	109,244	—	—
Kravtsova, Yana	—		—	—	—	—	2/2/2015	15,000	(7)	$1,050
	—		—	—	—	—	3/31/2015	268,274	(11)	1,059,682	—	—
	—		—	—	—	—	12/22/2015	7,500	(13)	29,625	—	—
	—		—	—	—	—	12/22/2015	20,250	(12)	1,418	—	—
	—		—	—	—	—	12/22/2015	4,500	(6)	57,645	—	—
	—		—	—	—	—	10/26/2016	22,321	(12)	88,168	—	—
	—		—	—	—	—	10/26/2016	6,378	(6)	81,702	—	—
Rawden, David	—		—	—	—	—	—	—		—	—	—
Studebaker, Thomas	—		—	—	—	—	—	—		—	—	—
Wuebbels, Brian A.(15)	25,000	(16)	—	—	55.74	8/13/2017	5/2/2014	120,000	(14)	$8,400	—	—
	25,000	(16)	—	—	55.74	8/13/2017	3/10/2015	9,000	(7)	630	—	—
	2,500	(16)	—	—	69.84	1/23/2018	3/10/2015	48,000	(8)	3,360	—	—
	5,000	(16)	—	—	51.63	7/22/2018	3/10/2015	6,000	(9)	76,860	—	—
	3	(16)	—	—	15.99	4/20/2020	3/10/2015	21,334	(10)	273,289	—	—
	16,000	(17)	—	—	11.63	4/27/2021	3/31/2015	536,547	(11)	2,119,361	—	—
	6,250	(17)	—	—	3.45	4/25/2022	12/23/2015	37,500	(6)	480,375	—	—
	150,000	(17)	—	—	2.13	5/16/2022	—	—		—	—	—
	80,000	(17)	—	—	1.76	7/24/2022	—	—		—	—	—
	98,667	(17)	—	—	3.27	9/18/2022	—	—		—	—	—
	150,000	(17)	—	—	9.58	7/18/2023	—	—		—	—	—

1.	The grant date of all stock option awards is ten years prior to the expiration date. Employees have three months from a termination date within which to exercise exercisable stock options.
2.
Based on SunEdison’s closing stock price on December 31, 2016 of $0.07, TerraForm Power, Inc.’s closing stock price on December 31, 2016 of $12.81, and the Company’s closing stock price on December 31, 2016 of $3.95.

3.	Represents RSUs granted under the TerraForm Power, Inc. 2014 Second Amended & Restated Long-Term Incentive Plan. These RSUs vest in full on May 27, 2017.
4.	Represents RSUs granted under the TerraForm Global, Inc. 2014 Long-Term Incentive Plan. These RSUs vest in full on May 27, 2017.
5.
Represents RSUs granted under the SunEdison, Inc. 2010 Amended and Restated Equity Incentive Plan. These RSUs vest in increments of 33%, 33%, and 34% over three years commencing on the first anniversary of the grant date.

6.
Represents RSUs granted under the TerraForm Power, Inc. 2014 Second Amended & Restated Long-Term Incentive Plan. These RSUs vest in increments of 25% on the first and second anniversary of the grant date, and 50% on the third anniversary of the grant date.

7.
Represents RSUs granted under the SunEdison, Inc. 2010 Amended and Restated Equity Incentive Plan. These RSUs vest in increments of 25% over four years commencing on the first anniversary of the grant date.

8.
Represents RSUs granted under the SunEdison, Inc. 2010 Amended and Restated Equity Incentive Plan. These RSUs are based on performance. There are three performance tiers, each of which represents one third of the entire grant. Each of the performance tiers are based on TerraForm Power’s dividend-per-share targets, as predetermined and approved by SunEdison’s Compensation Committee. If the performance goals are not achieved, the applicable performance tiers are forfeited in their entirety. If certain performance goals are met by the first quarter or 2016, 2017 and 2018, as measured by the last twelve months, the first, second and third tier will vest at 50%, 75% or 100%.

9.
Represents RSUs granted under the TerraForm Power, Inc. 2014 Second Amended & Restated Long-Term Incentive Plan. These RSUs vest in increments of 25% over four years commencing on the first anniversary of the grant date.

10.
Represents RSUs granted under the TerraForm Power, Inc. 2014 Second Amended & Restated Long-Term Incentive Plan. These RSUs are based on performance. There are three performance tiers, each of which represents one third of the entire grant. Each of the performance tiers are based on TerraForm Power’s dividend-per-share targets, as predetermined and approved by SunEdison’s Compensation Committee. If the performance goals are not achieved, the applicable performance tiers are forfeited in their entirety. If certain performance goals are met by the first quarter or 2016, 2017 and 2018, as measured by the last twelve months, the first, second and third tier will vest at 50%, 75% or 100%.

11.	Represents RSAs granted under the TerraForm Global, Inc. 2014 Long-Term Incentive Plan. These RSAs vest in increments of 25% over four years commencing on the first anniversary of August 5, 2015.
12.
Represents RSUs granted under the SunEdison, Inc. 2010 Amended and Restated Equity Incentive Plan. These RSUs vest in increments of 25% on the first and second anniversary of the grant date, and 50% on the third anniversary of the grant date.

13.
Represents RSUs granted under the TerraForm Global, Inc. 2014 Long-Term Incentive Plan. These RSUs vest in increments of 25% on the first and second anniversary of the grant date, and 50% on the third anniversary of the grant date.

14.
Represents RSUs granted under the SunEdison, Inc. 2010 Amended and Restated Equity Incentive Plan. These RSUs vest, if at all, upon the achievement of certain performance criteria. If SunEdison’s stock price attains certain targets over the period ended June 30, 2016, that portion of the earned grant would vest at 50% on the grant date anniversary in 2017 and 50% on the grant date anniversary in 2018. If the stock price attained a set target from the period beginning July 1, 2016 until May 2, 2018, that portion of the earned grant would vest 50% on the grant date anniversary in 2017 and 50% on the grant date anniversary in 2018 or 100% in 2018 depending on the date the target is achieved.

15.
Mr. Wuebbels resigned from his position as President and Chief Executive Officer of the Company prior to December 31, 2016. However, since Mr. Wuebbels continued to be employed by SunEdison as of December 31, 2016 his outstanding equity awards were not forfeited as of that date.

16.	Represents stock options granted under the MEMC Electronic Materials, Inc. 2001 Equity Incentive Plan (restated January 24, 2007). As of December 31, 2016, all of these options had vested.
17.	Represents stock options granted under the MEMC Electronic Materials, Inc. 2010 Equity Incentive Plan. As of December 31, 2016, all of these options had vested.

Option Exercised and Stock Vested

The following table sets forth certain information concerning stock option exercises and the vesting of restricted stock units during 2016 by the named executive officers of the Company.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Blackmore, Peter	—	N/A	—	N/A
Cranna, Rebecca	—	N/A	64,776	551,135
Kravtsova, Yana	—	N/A	98,424	348,790
Rawden, David	—	N/A	—	N/A
Studebaker, Thomas	—	N/A	—	N/A
Wuebbels, Brian A.	—	N/A	5,000	25,400

Potential Payment Upon Termination or Change in Control

The following table describes, assuming a termination date of December 31, 2016, an approximation of (i) the amounts due to each of our named executive officers in the form of lump sum cash severance, (ii) the amounts due to each of our named executive officers as acceleration of cash retention awards, (iii) the value of acceleration of vesting applicable to stock options, RSUs and RSAs for each of the named executive officers and (iv) a lump sum cash payment equal to twelve months of COBRA health insurance premiums due to certain named executive officers in each case in the event of the named executive officer’s (a) death, (b) disability, (c) termination without cause or resignation for good reason, (d) termination for cause, (e) termination in connection with a change in control, or (f) impact of a change in control without termination. Any actual amounts payable to each executive listed below upon his or her termination can only be determined definitively at the time of each executive’s actual termination.

Under our equity plans, TerraForm Power, Inc.’s (together with its subsidiaries, “TerraForm Power”) equity plans and SunEdison’s equity plans, an employee (including named executive officers) must be terminated without cause or must resign for good reason within two years following a change in control of the Company, TerraForm Power or SunEdison, respectively, in order to receive accelerated vesting of stock options, RSUs and RSAs. Under our equity plans, “good reason” is generally considered a material diminution in an employee’s duties and responsibilities, a decrease in an employee’s base salary or benefits or a relocation of an employee’s work location of more than 50 miles. The plans also provide for accelerated vesting upon the individual’s death or disability during active employment with the Company. We may also designate certain equity grants as eligible for acceleration in circumstances beyond those listed above.

In addition, the outstanding equity awards of each of our named executive officers are governed by the terms of their individual award agreements, which provide for full acceleration of their awards upon death, disability, severance termination/resignation with consent, involuntary termination following a change in control or change in control without termination.

Name/ Circumstance	Severance ($)	Retention Bonus	Accel. Vesting ($)(1)	Healthcare ($)(2)	Total ($)
Blackmore, Peter
Death	—	—	329,100	—	329,100
Disability	—	—	329,100	—	329,100
Severance Termination/ Resignation with Consent	—	—	175,380	—	175,380
Termination for Cause	—	—	—	—	—
Involuntary Termination if Change-in-Control	—	—	175,380	—	175,380
Change-in-Control (no termination)	—	—	175,380	—	175,380
Cranna, Rebecca
Death	—	—	1,558,713	—	1,558,713
Disability	—	—	1,558,713	—	1,558,713
Severance Termination (3)	—	—	—	—	—
Termination for Cause	—	—	—	—	—
Involuntary Termination if Change-in-Control (3)	—	—	471,689	—	471,689
Change-in-Control (no termination)	—	—	471,689	—	471,689
Kravtsova, Yana
Death	—	—	1,319,290	—	1,319,290
Disability	—	—	1,319,290	—	1,319,290
Severance Termination (4)	300,000	75,000	1,316,822	19,434	1,711,256
Termination for Cause	—	—	—	—	—
Involuntary Termination if Change-in-Control (4)	300,000	75,000	1,316,822	19,434	1,711,256
Change-in-Control (no termination)	—	—	1,316,822	—	1,316,822
Rawden, David (5)
Death	—	—	—	—	—
Disability	—	—	—	—	—
Severance Termination	—	—	—	—	—
Termination for Cause	—	—	—	—	—
Involuntary Termination if Change-in-Control	—	—	—	—	—
Change-in-Control (no termination)	—	—	—	—	—
Studebaker, Thomas (5)
Death	—	—	—	—	—
Disability	—	—	—	—	—
Severance Termination	—	—	—	—	—
Termination for Cause	—	—	—	—	—
Involuntary Termination if Change-in-Control	—	—	—	—	—
Change-in-Control (no termination)	—	—	—	—	—
Wuebbels, Brian A. (6)
Death	—	—	2,962,275	—	2,962,275
Disability	—	—	2,962,275	—	2,962,275
Severance Termination	—	—	—	—	—
Termination for Cause	—	—	—	—	—
Involuntary Termination if Change-in-Control	—	—	2,119,361	—	2,119,361
Change-in-Control (no termination)	—	—	2,119,361	—	2,119,361

1.
Reflects a valuation of the acceleration of the named executive officer’s outstanding options, RSAs and RSUs calculated based on the closing price on December 31, 2016 of SunEdison common stock, TerraForm Power, Inc. Class A common stock and TerraForm Global, Inc. Class A common stock, as applicable. The actual amount received by the named executive officer upon the sale of shares received under RSAs and RSUs or following the exercise of options would depend on the actual market value at the time of such sale.

2.	Reflects lump sum payment equal to 12 months of continued healthcare coverage using 2017 COBRA rates.
3.
Ms. Cranna is an employee of TerraForm Power, and is entitled to certain benefits from TerraForm Power upon termination of her employment, including cash severance, acceleration of cash retention awards, acceleration of vesting of equity grants and a lump sum cash payment for health insurance premiums. With the exception of acceleration of vesting of certain equity awards granted by the Company, these severance benefits are not obligations of the Company and would not be triggered by removal of Ms. Cranna solely from her role as a named executive officer of the Company. However, pursuant to arrangements entered into between the Company and TerraForm Power with respect to the sharing of costs associated with Ms. Cranna’s roles at the Company and TerraForm Power, in the event that Ms. Cranna is terminated from both the Company and TerraForm Power, the Company would be obligated to pay a portion of the severance benefits due to Ms. Cranna as a result of the termination of her employment with TerraForm Power in an amount to be agreed between the Company and TerraForm Power.

4.
Ms. Kravtsova is entitled to receive a lump sum cash severance payment equal to one year of base salary upon an eligible termination event under the terms of her August 24 Letter Agreement (as defined below).

5.	Messrs. Studebaker and Rawden are not entitled to any payments upon termination.
6.
Mr. Wuebbels resigned from his position as President and Chief Executive Officer of the Company prior to December 31, 2016. However, since Mr. Wuebbels continued to be employed by SunEdison as of December 31, 2016 the applicable benefits remain in effect as of that date.

Letter Agreements Regarding Accelerated Vesting and Severance

In July 2016, each of the Company and TerraForm Power entered into a letter agreement with each of our Senior Vice President, General Counsel and Secretary Yana Kravtsova and our and its Executive Vice President and Chief Financial Officer Rebecca Cranna (collectively, the “July 2016 Letter Agreements”), which provide for accelerated vesting of RSAs and RSUs upon the occurrence of certain events. Pursuant to the July 2016 Letter Agreements, if either Ms. Kravtsova or Ms. Cranna, as applicable, is terminated by SunEdison without cause or resigns for good reason and does not receive an offer of employment at either the Company or TerraForm Power in an equivalent position and with equivalent compensation, or, following a transition of her employment to either the Company or TerraForm Power, is terminated by the Company or TerraForm Power, as applicable, without cause or resigns for good reason, then 100% of her unvested RSAs and RSUs in each of TerraForm Global, Inc. and TerraForm Power, Inc. will immediately vest, contingent upon the execution of a separation and release of claim agreement.

In addition, pursuant to the July 2016 Letter Agreements, if Ms. Kravtsova or Ms. Cranna, as applicable, becomes an employee of TerraForm Power, and remains an employee of TerraForm Power at the time that TerraForm Power ceases to be an affiliate of the Company, then all of her unvested RSAs and RSUs in TerraForm Global, Inc. will immediately vest, and if Ms. Kravtsova or Ms. Cranna, as applicable, becomes an employee of the Company, and remains an employee of the Company at the time that the Company ceases to be an affiliate of TerraForm Power, then all of her unvested RSAs and RSUs in TerraForm Power, Inc. will immediately vest.

In December 2016, the July 2016 Letter Agreements were updated to apply to all RSU grants made by each of the Company and TerraForm Power to Mses. Kravtsova and Cranna subsequent to the execution of the July 2016 Letter Agreements.

In August 2016, the Company entered into a letter agreement with Ms. Kravtsova with respect to certain severance and compensation terms (the “August 24 Letter Agreement”). TerraForm Power was also a party to the August 24 Letter Agreement with respect to its agreement to have the August 24 Letter Agreement assigned to it if Ms. Kravtsova becomes employed by TerraForm Power. Also in August 2016, TerraForm Power entered into a letter agreement with Ms. Cranna with respect to similar severance and compensation terms (the “August 30 Letter Agreement” and, together with the August 24 Letter Agreement, the “August 2016 Letter Agreements”). The Company was also a party to the August 30 Letter Agreement with respect to its agreement to (a) share the financial obligations with TerraForm Power if Ms. Cranna performs duties for both TerraForm Power and TerraForm Global and (b) have the August 30 Letter Agreement assigned to the Company if Ms. Cranna is employed solely by the Company.

The August 2016 Letter Agreements cover four primary areas, in each case subject to additional terms and conditions contained in the August 2016 Letter Agreements. For the August 24 Letter Agreement, the references below to the “Company” are to us unless the agreement has been assigned to TerraForm Power. For the August 30 Letter Agreement, references below to the “Company” with respect to financial obligations are to both TerraForm Power and us (subject to the cost splitting with regard to Ms. Cranna described above) and otherwise to TerraForm Power unless the agreement has been assigned to us.

•
First, if within a year of the applicable August 2016 Letter Agreement, SunEdison terminates the officer’s employment without cause or the officer resigns from SunEdison for good reason, the Company shall offer the officer at-will employment under the terms set forth in the August 2016 Letter Agreement.

•
Second, if the officer accepts a position with the Company pursuant to the transfer described above or otherwise and is later terminated without cause, resigns for good reason or dies, the officer is eligible to receive a lump-sum cash severance of one year of base salary and a payment equal to 12 months of COBRA health insurance premiums.

•
Third, if the officer ceases to be an employee of SunEdison and becomes an employee of the Company, the Company will provide a base salary of $300,000 annualized for Ms. Kravtsova and $401,145 annualized for Ms. Cranna.

•
Fourth, whether the officer remains employed by SunEdison or is employed by the Company, the officer is eligible to participate in an annual variable incentive plan (the “Bonus Plan”) of the Company as of January 1, 2016. The target under the Bonus Plan for Ms. Kravtsova is 50% of the base salary, with a minimum, assuming at least minimum performance, of 33% and a maximum of 67%. The target under the Bonus Plan for Ms. Cranna is 60% of the base salary, with a minimum, assuming at least minimum performance, of 40% and a maximum of 120%. For 2016, such officers are also eligible for an additional bonus, with a target of 12.5% and maximum of 25% of base salary, depending on performance.

Mses. Kravtsova and Cranna, like most of the personnel that manage our operations, were employees of SunEdison throughout 2016. We entered into the July 2016 Letter Agreements and the August 2016 Letter Agreements to encourage Mses. Kravtsova and Cranna to remain employed by SunEdison or, if applicable, the Company or TerraForm Power despite the uncertainty caused by the SunEdison Bankruptcy.

Compensation Discussion and Analysis

We are an “emerging growth company,” as defined by the JOBS Act. As an “emerging growth company” we are permitted to comply with reduced disclosure obligations regarding executive compensation. Therefore, we do not provide a Compensation Discussion and Analysis in this Proxy Statement.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS

The following table sets forth certain information known to us regarding beneficial ownership of our voting securities as of May 31, 2017 by:

•	each person known by us to be the beneficial owner of more than 5% of any class of our voting securities;
•	each of our directors;
•	each of our named executive officers; and
•	all executive officers and directors as a group.

Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Except as noted by footnote below, and subject to community property laws where applicable, the persons named in the table below have sole voting and investment power with respect to all shares shown as beneficially owned by them. The table below is based upon information supplied by officers, directors and principal stockholders and Schedules 13D or 13G filed with the SEC.

This table lists applicable percentage ownership based on 112,952,170 shares of our Class A common stock and 61,343,054 shares of our Class B common stock (collectively, our “Common Stock”), in each case outstanding as of May 31, 2017. Shares issuable upon exercise of options to purchase shares of our Common Stock that are exercisable within 60 days of May 31, 2017, and shares underlying vested RSUs and underlying RSUs that will vest within 60 days of May 31, 2017, are deemed to be beneficially owned by the persons holding these options for the purpose of computing percentage ownership of that person, but are not treated as outstanding for the purpose of computing any other person’s ownership percentage.

Unless otherwise indicated in the table or footnotes below, the address for each beneficial owner is c/o TerraForm Global, Inc., 7550 Wisconsin Avenue, 9th Floor, Bethesda, Maryland 20814.

	Beneficial Ownership (a)
	Class A Common Stock		Class B Common Stock
Name of Beneficial Owner	Number of Shares	%	Number of Shares	%	% of Total Voting Power
5% or more Stockholders:
SunEdison(b)	2,000,000	—	61,343,054	100%	98.2%
Renova Energia, S.A.(c)	20,327,499	18.0%
Vincent C. Smith(d)	7,000,979	6.2%
Knighthead Capital Management, LLC(e)	8,157,500	7.2%
Directors, Named Executive Officers and Executive Officers:
Peter Blackmore	59,100	*
Rebecca Cranna	94,441	*
Yana Kravtsova	359,895	*
David Ringhofer	3,000	*
Hanif Dahya	52,500	*
John F. Stark	59,100	*
Christopher Compton	59,100	*
Gregory Scallen	375	*
Mark Lerdal	60,900	*
Frederick J. Boyle	40,900	*
Brian A. Wuebbels	134,136	*
David Rawden	—	*
Thomas Studebaker	—	*
David J. Mack	—	*
Alan B. Miller	—	*
Directors and Executive Officers as a group (15 persons)	923,447

*	Less than 1.0%
(a)
Represents shares of Class A common stock or shares of Class B common stock beneficially owned. Holders of shares of Class A common stock and Class B common stock vote together as a single class on all matters presented to our stockholders for their vote or approval, except as otherwise required by applicable law. Each share of our Class A common stock is entitled to one vote per share and each share of our Class B common stock is entitled to 100 votes per share.

(b)
Represents shares of Class B common stock held directly or indirectly by SunEdison Holdings Corporation, a wholly owned subsidiary of SunEdison, Inc. SunEdison Holdings Corporation owns 2,000,000 shares of Class A common stock. In addition, SunEdison Holdings Corporation owns 61,343,054 Class B units of Global LLC, which are exchangeable (together with shares of our Class B common stock) for shares of our Class A common stock at any time. As a result, SunEdison Holdings Corporation may also be deemed to beneficially own the shares of Class A common stock for which such Class B units are exchangeable. The principal place of business for these entities is 13736 Riverport Drive, Suite 1000, Maryland Heights, Missouri 63043.

(c)
As set forth in a Schedule 13D filed by Renova Energia, S.A. (“Renova”) with the SEC on September 28, 2015. According to the filing, Renova has sole voting and dispositive power over 20,327,499 shares of Class A common stock. Renova’s principal place of business is located at Avenida Roque Petroni Junior, 999, 4 andar, Sao Paulo, SP, Brazil 04707-910. Pursuant to arrangements entered into between Renova and affiliates of Brookfield, an affiliate of Brookfield has agreed to purchase from Renova 19,535,004 of the shares of Class A common stock of TerraForm Global, Inc. currently owned by Renova, and the remaining 792,495 shares of Class A common stock of TerraForm Global, Inc. held by Renova as of May 31, 2017 are expected to be transferred to the Company subject to the satisfaction of certain conditions.

(d)
As set forth in a Schedule 13G filed by Mr. Smith with the SEC on May 6, 2016. According to the filing, Mr. Smith is the sole beneficial owner of 7,000,979 shares of Class A common stock. The business address for Mr. Smith is 2560 East Chapman Avenue #173, Orange, CA 92869.

(e)
As set forth in a Schedule 13D/A filed by Knighthead Capital Management, LLC with the SEC on January 27, 2017. According to the filing each of the Reporting Persons may be deemed to be the beneficial owner of 8,157,500 shares of Class A common stock held for the accounts of the Knighthead Funds. The business address for Knighthead Capital Management, LLC is 1140 Avenue of the Americas, 12th Floor, New York, NY 10036.

ARRANGEMENTS AFFECTING CHANGE IN CONTROL OF THE COMPANY

SunEdison has pledged, in the aggregate, 100% of the shares of Class A common stock, Class B common stock and Class B units in Global LLC that it owns to its lenders as security under (i) a Margin Loan Agreement with the lenders party thereto and Deutsche Bank AG, London Branch, as the administrative agent and the calculation agent thereunder (the “Margin Loan Agreement”), (ii) the 3.75% Guaranteed Exchangeable Senior Secured Notes due 2020 issued pursuant to an Indenture, dated January 29, 2015 (the “Exchangeable Note Indenture”), and (iii) under its credit facility with Wells Fargo Bank, National Association, as administrative agent, Goldman Sachs Bank USA and Deutsche Bank Securities Inc., as joint lead arrangers and joint syndication agents, Goldman Sachs Bank USA, Deutsche Bank Securities Inc., Wells Fargo Securities, LLC and Macquarie Capital (USA) Inc., as joint bookrunners, and the lenders identified in the credit agreement (the “Credit Facility”). If SunEdison breaches certain covenants and obligations in the Margin Loan Agreement, the Exchangeable Note Indenture or the Credit Facility, an event of default could result and the lenders could exercise their right to accelerate all the debt under the Margin Loan Agreement, the Exchangeable Note Indenture or the Credit Facility, as applicable, and foreclose on the pledged shares (and a corresponding number of Class B units). SunEdison has pledged, in the aggregate, 100% of the shares of Class A common stock, Class B common stock and Class B units in Global LLC that it owns as collateral under its DIP financing and its first and second lien credit facilities and second lien secured notes. An event of default under these facilities could result in the lenders exercising their right to foreclose on the pledged shares (and a corresponding number of Class B units).

Because SunEdison owns a majority of the combined voting power of our common stock, the occurrence of an event of default, foreclosure, and a subsequent sale of all, or substantially all, of the shares of Class A common stock, Class B common stock and Class B units in Global LLC received upon foreclosure of any pledged securities could result in a change of control. SunEdison, through its wholly-owned subsidiary, SunEdison Holdings Corporation, owns 2,000,000 shares of Class A common stock, 61,343,054 shares of Class B common stock and 61,343,054 Class B units of Global LLC, which are exchangeable (together with shares of our Class B common stock) for shares of our Class A common stock.
.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

The following table sets forth information with respect to all of our equity compensation plans as of December 31, 2016:

	Number of Securities to be Issued Upon	Weighted-Average Exercise Price of	Number of Securities Remaining Available for Future Issuance under
	Exercise of Outstanding Options, Warrants and Rights	Outstanding Options, Warrants and Rights	Equity Compensation Plans (Excluding Securities Reflected in Column
	(a)	(b)	(c)
Equity compensation plans approved by security holders	10,620,603	N/A	7,251,807
Equity compensation plans not approved by security holders	N/A	N/A	N/A
Total	10,620,603	N/A	7,251,807

(a) Number of shares subject to adjustment for changes in capitalization for stock splits, stock dividends and similar events.
(b) Shares underlying restricted stock units and performance-based restricted stock awards are deliverable without payment of consideration by recipient.
(c) These shares are issuable under the TerraForm Global, Inc. 2014 Long-Term Incentive Plan.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS, AND DIRECTOR INDEPENDENCE

Policies and Procedures for Related Party Transactions

As provided by our Conflicts Committee charter adopted upon the completion of our IPO, our Conflicts Committee is responsible for reviewing and recommending to the Board whether to approve in advance any material related party transactions between us and SunEdison or its affiliates. The members of our Conflicts Committee determine whether to recommend a related party transaction in the exercise of their fiduciary duties as directors.

Related Parties

SunEdison Bankruptcy

On April 21, 2016, SunEdison and certain of its domestic and international subsidiaries voluntarily filed for protection under Chapter 11 of the U.S. Bankruptcy Code (the “SunEdison Bankruptcy”). The Company is not a part of the SunEdison Bankruptcy and does not rely substantially on SunEdison for funding, liquidity, or operational or staffing support. The Company continues to participate actively in the SunEdison Bankruptcy proceedings, and the SunEdison Bankruptcy will continue to have a negative impact on the Company given our complex relationship with SunEdison.

During the SunEdison Bankruptcy, SunEdison has not performed substantially as obligated under its agreements with us, including under the sponsorship arrangements consisting of the various corporate level agreements put in place at the time of the Company’s IPO (collectively, the “Sponsorship Arrangement”) and certain O&M and asset management arrangements. The Company believes that the Sponsorship Arrangement comprises a single integrated transaction. The agreements comprising the Sponsorship Arrangement are set forth in separate documents and discussed individually in this Proxy Statement. However, the elements of the Sponsorship Arrangement are closely related and a default under one element may be a defense to, or excuse performance under, another element. SunEdison and its various stakeholders have expressed disagreement with this view of the Sponsorship Arrangements and can be expected to contest any such assertion in connection with the SunEdison Bankruptcy.

On March 6, 2017, the Company entered into a settlement agreement with SunEdison in connection with the SunEdison Bankruptcy and the Merger Agreement (the “Settlement Agreement”). The Settlement Agreement was approved by the bankruptcy court overseeing the SunEdison Bankruptcy on June 7, 2017; however, its effectiveness is conditional on the completion of the transactions contemplated by the Merger Agreement (the “Brookfield Transaction”). The Settlement Agreement contains certain terms to resolve the complex legal relationship between the Company and SunEdison, including, among other things, an allocation of the total consideration paid in connection with the Brookfield Transaction and, with certain exceptions, the full mutual release of all claims between SunEdison and its affiliated debtors and non-debtors, on the one hand, and the Company and its subsidiaries, on the other hand. Under the settlement terms, following the exchange of all of its Class B shares in TerraForm Global, Inc. and the Class B units in Global LLC for Class A Shares, SunEdison will receive consideration equal to 25% of the total consideration paid to all of the Company’s shareholders, reflecting the settlement of intercompany claims and cancellation of incentive distribution rights. The remaining 75% of the consideration will be distributed to existing Class A shareholders. In addition, upon the effectiveness of the Settlement Agreement, with certain limited exceptions, all agreements between the Company and its subsidiaries, on the one hand, and SunEdison and its subsidiaries, on the other hand, including the agreements comprising the Sponsorship Arrangement, would be terminated. There can be no assurance that the Settlement Agreement will become effective, and such failure may adversely impact our business.

Voting and Support Agreement

Concurrently with the execution and delivery of the Merger Agreement, SunEdison and certain of its affiliates executed and delivered a voting and support agreement with Brookfield and TerraForm Global, Inc. pursuant to which SunEdison agreed to vote or cause to be voted any shares of common stock of TerraForm Global, Inc. held by it or any of its controlled affiliates in favor of the Merger and to take certain other actions to support the consummation of the Merger and the other transactions contemplated by the Merger Agreement.

Management Services Agreement

Immediately prior to the completion of the IPO on August 5, 2015, the Company entered into a Management Services Agreement (the “MSA”) with SunEdison. Prior to the IPO and MSA execution, amounts were allocated from SunEdison for general corporate overhead costs attributable to the operations of the Company. The general corporate overhead expenses incurred by SunEdison include costs from certain corporate and shared services functions provided by SunEdison and are reflected in the Company’s consolidated statements of operations as general and administrative expense. The amounts reflected include (i) charges that were incurred by SunEdison that were specifically identified as being attributable to the Company and (ii) an allocation of applicable remaining general corporate overhead costs based on the proportional level of effort attributable to the operation of the Company’s power plants. These costs include legal, accounting, tax, treasury, information technology, insurance, employee benefit costs, communications, human resources, and procurement. Corporate costs that were specifically identifiable to a particular operation of SunEdison have been allocated to that operation, including the Company. Where specific identification of charges to a particular operation of SunEdison was not practicable, an allocation was applied to all remaining general corporate overhead costs. The allocation methodology for all remaining corporate overhead costs is based on management’s estimate of the proportional level of effort devoted by corporate resources that is attributable to each of the Company’s operations. The cost allocations have been determined on a basis considered to be a reasonable reflection of all costs of doing business by the Company. The amounts that would have been or will be incurred on a stand-alone basis could differ from the amounts allocated due to economies of scale, management judgment, or other factors.

General and administrative expenses - affiliate represent costs incurred by SunEdison for services provided to the Company pursuant to the MSA. As noted above, the agreements comprising the Sponsorship Arrangement, including the MSA, are discussed individually in this Proxy Statement.

Subsequent to the IPO and pursuant to the MSA, SunEdison agreed to provide or arrange for other service providers to provide management and administrative services including legal, accounting, tax, treasury, project finance, information technology, insurance, employee benefit costs, communications, human resources, and procurement to the Company. As consideration for the services provided, the MSA requires the Company to pay SunEdison a base management fee as follows: (i) no fee for 2015, (ii) 2.5% of the Company’s cash available for distribution in 2016, 2017 and 2018, and (iii) an amount equal to SunEdison’s or other service provider’s actual cost in 2019 and thereafter. All costs under the MSA are reflected in the Company’s consolidated statement of operations as general and administrative expense - affiliate, and the difference between actual costs and the fee paid pursuant to the MSA will be treated as an equity contribution from SunEdison. During 2016, no cash payments were made to SunEdison for the MSA fees. No fees were paid or due to SunEdison under the MSA for the year ended December 31, 2015.

As a result of the SunEdison Bankruptcy, SunEdison has not performed substantially as obligated under the MSA, and as a result the Company has borne the actual costs of a substantial portion of the services that SunEdison was obligated to provide under the MSA. On September 25, 2016, the Company filed its initial proof of claim in the SunEdison Bankruptcy case, which was amended on October 7, 2016. This proof of claim asserted claims based on, among other things, SunEdison’s breach of the Sponsorship Arrangement between the Company and SunEdison, which included the MSA. The MSA will be terminated upon the effectiveness of the Settlement Agreement.

Included in general and administrative expense are costs incurred under the MSA and corporate allocations of $17.6 million, $9.1 million, and $2.3 million for the years ended December 31, 2016, 2015 and 2014, respectively. General and administrative expense represents costs incurred or reimbursable by SunEdison for services provided to the Company pursuant to the MSA subsequent to the IPO and allocated to the Company in corporate allocations prior to the IPO.

Project Investment Agreement

Immediately prior to the completion of the IPO on August 5, 2015, and pursuant to the Project Investment Agreement (the “Project Investment Agreement”) between SunEdison and the Company, SunEdison agreed to contribute to the Company certain projects, without further payment, once each project reached commercial operation. These projects include the 17.4 MW Del Litoral and 57.4 MW El Naranjal solar power projects in Uruguay (the “Uruguay Projects”) the 24.1 MW Bora Bora Poly wind power project in India, and the 17.8 MW NPS Star and 17.8 MW WXA solar power projects in Thailand. The NPS Star and WXA solar power projects reached commercial operation in December 2015 and were transferred by SunEdison to the Company in the first quarter of 2016.

On March 23, 2016, SunEdison and the Company entered into an amendment to the Project Investment Agreement which extended the contribution deadline for SunEdison to contribute the remaining projects pursuant to the Project Investment Agreement to July 31, 2016. As part of the SunEdison Bankruptcy, the construction on the projects was materially delayed and/or abandoned due to the lack of funding by SunEdison. There were material amounts of project costs and equity contributions for the Uruguay Projects that remained to be contributed by SunEdison in order to complete construction of these projects and disbursement of the project finance debt facilities. Additionally, SunEdison experienced delays in completing construction of the Bora Bora Poly wind power project in India, and the transfer of the project required project lender consent, which was not obtained. In light of the SunEdison Bankruptcy, we will not obtain these projects under the Project Investment Agreement and we will not obtain any substitute projects from SunEdison.

On September 25, 2016, the Company filed its initial proof of claim in the SunEdison Bankruptcy case, which was amended on October 7, 2016. This proof of claim asserted claims based on, among other things, SunEdison’s breach of the Sponsorship Arrangement between the Company and SunEdison, which included the Project Investment Agreement.

The Project Investment Agreement will be terminated upon the effectiveness of the Settlement Agreement.

Interest Payment Agreement

Immediately prior to the completion of the IPO on August 5, 2015, Global LLC and TerraForm Global Operating, LLC (“Global Operating LLC”) entered into an interest payment agreement (the “Interest Payment Agreement”) with SunEdison and Holdings, pursuant to which SunEdison agreed to pay an aggregate amount equal to all of the scheduled interest of up to $81.2 million on Global Operating LLC’s 9.75% senior notes due 2022 (the “Senior Notes”) until December 31, 2016 and up to an aggregate amount of $40.0 million in 2017, $30.0 million in 2018, $20.0 million in 2019 and $10.0 million in 2020, plus any interest due on any payment not remitted when due. SunEdison’s interest support payments due to the Company have been reduced by $2.9 million as a result of the $49.6 million of the Senior Notes that were extinguished under the open market repurchase program that began in December 2015 and continued through January 2016. SunEdison will not be obligated to pay any amounts due under the Senior Notes in connection with an acceleration of the payment of the principal amount of such indebtedness.

Upon expiration of the distribution forbearance period applicable to the Class B common stock that were issued to SunEdison at the time of our IPO, Global LLC will be entitled to set off any amounts owing by SunEdison pursuant to the Interest Payment Agreement against any and all amounts owed by Global LLC to SunEdison under the distribution provisions of the Global LLC Operating Agreement, and Global LLC may pay such amounts to Global Operating LLC. For the year ended December 31, 2016, SunEdison paid Global LLC $41.2 million related to interest payments on the Senior Notes. SunEdison was not required to contribute capital to fund interest on the Senior Notes or credit facility payments during the year ended December 31, 2015.

The Interest Payment Agreement terminates upon payment by SunEdison of all amounts owing thereunder. It may, however, be terminated prior to that by mutual written agreement of SunEdison and Global Operating LLC and will automatically terminate upon the repayment in full of the outstanding principal amount of the Senior Notes or a change of control of the Company, Global LLC or Global Operating LLC. The agreement may also be terminated at the election of SunEdison, Global LLC or Global Operating LLC if any of them experiences bankruptcy or insolvency. Any decision by Global LLC or Global Operating LLC to terminate the Interest Payment Agreement must have the prior approval of the Conflicts Committee.

On July 29, 2016, the Company received a notice from SunEdison purporting to terminate the Interest Payment Agreement. The notice alleges that SunEdison’s bankruptcy permits termination as of right without following the bankruptcy procedures for rejection of executory contracts. Although we do not expect SunEdison to perform under the Interest Payment Agreement going forward, the Company is contesting the purported termination of the Interest Payment Agreement, believes that the termination notice is invalid, and is asserting a claim in the SunEdison Bankruptcy for the full amount of damages resulting from SunEdison’s breach of the Interest Payment Agreement.

On September 25, 2016, the Company filed its initial proof of claim in the SunEdison Bankruptcy case, which was amended on October 7, 2016. This proof of claim asserted claims based on, among other things, SunEdison’s breach of the Sponsorship Arrangement between the Company and SunEdison, which included the Interest Support Agreement. The Interest Support Agreement will be terminated upon the effectiveness of the Settlement Agreement.

Equity Interest Purchase and Sale Agreement for 425 MW India Projects

On November 20, 2015, the Company and SunEdison Holdings Corporation entered into an Equity Interest Purchase and Sale Agreement pursuant to which the Company agreed to acquire from SunEdison Holdings Corporation a portfolio of 17 solar energy projects in India with an aggregate nameplate capacity of 425 MW (the “425 MW India Projects”). This agreement was subsequently amended and restated on December 1, 2015. Pursuant to the Amended and Restated Equity Interest Purchase and Sale Agreement (the “India PSA”), the Company paid $231.0 million in cash to SunEdison Holdings Corporation in exchange for the 425 MW India Projects, which projects would be transferred to the Company upon satisfaction of certain conditions precedent.

During 2016, and beginning prior to the SunEdison Bankruptcy, the Company became aware that there was substantial risk that the 425 MW India Projects would not be completed and transferred to the Company in accordance with the India PSA.

In April 2016, the Company filed a verified complaint against SunEdison, SunEdison Holdings Corporation (collectively with SunEdison, the “SunEdison Defendants”), Ahmad Chatila, Martin Truong and Brian Wuebbels in the Court of Chancery in the State of Delaware. The complaint asserts claims for breach of fiduciary duty, breach of contract and unjust enrichment relating to the failure by SunEdison to transfer the equity interests in the 425 MW India Projects for which the Company paid $231.0 million in the fourth quarter of 2015. The complaint seeks various forms of relief, including a constructive trust upon the equity interests of SunEdison in the 425 MW India Projects, money damages from the defendants, restoration of the $231.0 million to the Company and such other relief as the court may deem just and proper. The claims against SunEdison have been stayed as a result of the SunEdison Bankruptcy. The individual defendants filed an answer to the complaint on June 30, 2016.

The Settlement Agreement includes a release by the Company of its claims against the SunEdison Defendants, including all of the Company’s claims relating to the 425 MW India Projects, and if the Settlement Agreement becomes effective we will not recover any amounts on these claims outside of the consideration received under the terms of the Settlement Agreement. If the Settlement Agreement is terminated, the Company expects to continue to pursue its claims against the SunEdison Defendants. The Settlement Agreement does not include a release by the Company of its claims against the individual defendants with respect to their actions as directors and/or officers of the Company.

The $231.0 million paid by the Company in accordance with the India PSA is reported as a deposit for acquisitions on the Company’s consolidated balance sheets as of December 31, 2016 and 2015. The Company determined that the deposit for acquisition of the 425 MW India Projects was impaired as of December 31, 2015, and recorded a provision for contingent loss of the full $231.0 million in the consolidated balance sheet as of December 31, 2015. The Company also recorded a corresponding charge in the consolidated statement of operations for the year ended December 31, 2015. The provision for contingent loss remained on the consolidated balance sheet as of December 31, 2016.

In September 2016, the Company reached an agreement with certain subsidiaries of SunEdison pursuant to which the Company consented to the sale of certain of SunEdison’s subsidiaries’ assets to a third party buyer (the “Third Party Sale Transaction”). The Third Party Sale Transaction is being conducted in connection with SunEdison’s bankruptcy process and includes the Uruguay Projects, the Bora Bora Poly wind power project in India and the 425 MW India Projects. The Company has agreed not to pursue claims against a third party buyer of these projects, however the Company has retained all of its claims against SunEdison and its affiliated persons. As a condition to the Company’s consent to the Third Party Sale Transaction, the Company and certain subsidiaries of SunEdison that directly or indirectly own the assets that are subject to the Third Party Sale Transaction have entered into a proceeds sharing arrangement pursuant to which the Company is entitled to receive a portion of the cash proceeds received by the SunEdison parties in the Third Party Sale Transaction. In September 2016, the Company received $6.7 million in cash proceeds from this arrangement, which is classified as other income in the income statement for the year ended December 31, 2016. The Company has not received, and does not expect to receive, any additional cash proceeds from this arrangement going forward.

Operation and Maintenance (“O&M”) and Asset Management Services

O&M services, as well as asset management services, were provided to the Company by affiliates of SunEdison pursuant to contractual agreements. Costs incurred for these services were $17.6 million, $9.1 million and $2.3 million for the years ended December 31, 2016, 2015 and 2014, respectively and are reported as cost of operations in the consolidated statements of operations. These agreements were all terminated as of April 1, 2017.

Engineering, Procurement and Construction Contracts and Module and Tracker Warranties

SunEdison served as the prime construction contractor for most of our power plants that were acquired from SunEdison pursuant to engineering, procurement and construction contracts with our project companies. These contracts are generally fixed price, turn-key construction contracts that include workmanship and other warranties with respect to the design and construction of the power plants that survive for a period of time after the completion of construction. These contracts or related contracts (including O&M agreements) also often include production or availability guarantees with respect to the output or availability of the power plant that survive completion of construction. Moreover, we also generally obtained solar module and tracker warranties from SunEdison, including material and workmanship warranties and output guarantees, for those solar power plants that we acquired from SunEdison that utilized SunEdison modules or trackers, as applicable. The SunEdison Bankruptcy will likely reduce or eliminate our potential recoveries on claims under these agreements and warranties, and all such claims or potential claims will be released upon the effectiveness of the Settlement Agreement.

Due to/from SunEdison, net

Certain of the Company’s expenses and capital expenditures related to construction in process are paid by affiliates of SunEdison and are reimbursed by the Company to the same or other affiliates of SunEdison. As of December 31, 2016 and 2015, the Company owed SunEdison and its affiliates $16.1 million and $44.3 million, net, respectively. The due to balance as of December 31, 2015, presents changes to the Company’s previously reported amounts due to the recasting performed. These amounts are reported as Due to or Due from SunEdison, net in the consolidated balance sheets.

Depending on the nature of the activity, amounts are either reflected in operating activities or as a non-cash addition to power plants included in Due to SunEdison, net. Additionally, SunEdison provided contributions to the Company in the form of stockholder loans. Related amounts have been recognized as additional paid-in capital as there is no expectation for the Company to repay SunEdison for the contributions related to stockholder loans. These contributions totaled $39.2 million and $119.0 million for the years ended December 31, 2016 and 2015, respectively.

Incentive Distribution Rights

Immediately prior to the completion of the IPO on August 5, 2015, Global LLC entered into the Fourth Amended and Restated Operating Agreement of Global LLC, which granted SunEdison 100.0% of the incentive distribution rights (“IDRs”) of Global LLC. IDRs represent the right to receive increasing percentages (15.0%, 25.0% and 50.0%) of Global LLC’s quarterly distributions after the Class A units, Class B units and Class B1 units of Global LLC have received quarterly distributions in an amount equal to $0.275 per unit (the “Minimum Quarterly Distribution”), and the target distribution levels have been achieved. As of December 31, 2016 and 2015, SunEdison held 100.0% of the IDRs. SunEdison has pledged the IDRs as collateral under its DIP financing and its first and second lien credit facilities and second lien secured notes. SunEdison has granted the Company a right of first refusal with respect to any proposed sale of IDRs to a third party (other than its controlled affiliates), which the Company may exercise to purchase the IDRs proposed to be sold on the same terms offered to such third party at any time within 30 days after it receives written notice of the proposed sale and its terms.

Initial IDR Structure

If for any quarter:

•
Global LLC has made cash distributions to the holders of its Class A units, Class B1 units and, subject to the Distribution Forbearance Period and the Subordination Period (as described below) provisions, Class B units in an amount equal to the Minimum Quarterly Distribution; and

•	Global LLC has distributed cash to the holders of its Class A units and Class B1 units in an amount necessary to eliminate any arrearages in payment of the Minimum Quarterly Distribution;

then, subject to the Distribution Forbearance Period provisions, Global LLC will make additional cash distributions for that quarter to holders of its Class A units, Class B units, Class B1 units and the IDRs in the following manner:

•
first, to all holders of Class A units, Class B1 units and Class B units, pro rata, until each holder receives a total of $0.3163 per unit for that quarter (the “First Target Distribution”) (115.0% of the Minimum Quarterly Distribution);

•
second, 85.0% to all holders of Class A units, Class B1 units and Class B units, pro rata, and 15.0% to the holders of the IDRs, until each holder of Class A units, Class B1 units and Class B units receives a total of $0.3438 per unit for that quarter (the “Second Target Distribution”) (125.0% of the Minimum Quarterly Distribution);

•
third, 75.0% to all holders of Class A units, Class B1 units and Class B units, pro rata, and 25.0% to the holders of the IDRs, until each holder of Class A units, Class B1 units and Class B units receives a total of $0.4125 per unit for that quarter (the “Third Target Distribution”) (150.0% of the Minimum Quarterly Distribution); and

•	thereafter, 50.0% to all holders of Class A units, Class B1 units and Class B units, pro rata, and 50.0% to the holders of the IDRs.

There were no payments for IDRs made by the Company during the years ended December 31, 2016 or 2015. As of December 31, 2016, there were no Class B1 units of Global LLC outstanding. The IDRs will be cancelled upon completion of the Brookfield Transaction.

Distributions

The Global LLC Operating Agreement restricts distributions to holders of Class B units during the Distribution Forbearance Period and the Subordination Period.

Distribution Forbearance

During the Distribution Forbearance Period, the Global LLC Operating Agreement limits distributions of cash in respect of a specific quarter to Class B units as follows:

•	the Class B units will not, under any circumstances, be entitled to receive any distributions through the end of 2016 (i.e., distributions declared on or prior to March 31, 2017); and
•
thereafter, until the end of the Distribution Forbearance Period, the Class B units will not be entitled to receive any distributions to the extent the holders of Class A units and Class B1 units have not received distributions in an amount equal to the Minimum Quarterly Distribution plus any arrearages in the payment of Minimum Quarterly Distributions from prior quarters.

The Distribution Forbearance Period began on the completion of the IPO and ends on the later of March 31, 2017 or the date that the Completed CAFD Amount (as defined in the Global LLC Operating Agreement), which approximates the sum of cash available for distribution to shareholders from contributed construction projects and completed acquisition projects from the Company’s IPO portfolio, exceeds the CAFD Forbearance Threshold (as defined in the Global LLC Operating Agreement), which equals $72.1 million. Any distributions forgone by the holders of Class B units pursuant to the provisions in the Global LLC Operating Agreement relating to the limitations on distributions on the Class B units during the Distribution Forbearance Period will not be distributed to holders of other classes of units and will not constitute an arrearage on the Class B units.

Subordination Period

The Global LLC Operating Agreement provides that, during the Subordination Period, the Class A units and Class B1 units (if any) will have the right to receive quarterly distributions in an amount equal to $0.275 per unit, which amount is defined as the “Minimum Quarterly Distribution,” plus any arrearages in the payment of the Minimum Quarterly Distribution on the Class A units and Class B1 units from prior quarters, before any distributions may be made on the Class B units. The Class B units are deemed “subordinated” because for a period of time, referred to as the “Subordination Period,” the Class B units will not be entitled to receive any distributions from Global LLC until the Class A units and Class B1 units have received the Minimum Quarterly Distribution plus any arrearages in the payment of the Minimum Quarterly Distribution from prior quarters. Furthermore, no arrearages will be paid on the Class B units. The practical effect of the subordinated Class B units is to increase the likelihood that during the Subordination Period there will be sufficient cash available for distributions to shareholders to pay the Minimum Quarterly Distribution on the Class A units and Class B1 units. The subordination of the Class B units is in addition to the provisions in the Global LLC Operating Agreement relating to the limitations on distributions on the Class B units during the Distribution Forbearance Period described above.

The Subordination Period began on the completion of the IPO and continues until each of the following tests regarding distributions of cash available for distribution to shareholders and Minimum Quarterly Distributions are met, which will be a minimum three-year period ending no earlier than the beginning of the period for which a distribution is paid for the first quarter of 2018:

•
distributions of cash available for distribution to shareholders on each of the outstanding Class A units, Class B units and Class B1 units of Global LLC equaled or exceeded $1.1000 per unit (the annualized Minimum Quarterly Distribution) for each of the three consecutive, non-overlapping, four-quarter periods immediately preceding that date;

•
the cash available for distribution to shareholders generated during each of the three consecutive, non-overlapping, four-quarter periods immediately preceding that date equaled or exceeded the sum of $1.1000 per unit (the annualized Minimum Quarterly Distribution) on all of the outstanding Class A units, Class B units and Class B1 units of Global LLC during those periods on a fully diluted basis; and

•	there are no arrearages in payment of the Minimum Quarterly Distribution on the Class A units or Class B1 units of Global LLC.

The Subordination Period may terminate early if each of the following tests is met:

•
distributions of cash available for distribution to shareholders on each of the outstanding Class A units, Class B units and Class B1 units of Global LLC equaled or exceeded $1.65 per unit (150.0% of the annualized Minimum Quarterly Distribution) for the four-quarter period immediately preceding that date;

•
the cash available for distribution to shareholders generated during the four-quarter period immediately preceding that date equaled or exceeded the sum of (i) $1.65 per unit (150.0% of the annualized Minimum Quarterly Distribution) on all of the outstanding Class A units, Class B units and Class B1 units of Global LLC during such four quarters on a fully diluted basis, and (ii) the corresponding distributions on the IDRs during such four quarters; and

•	there are no arrearages in payment of the Minimum Quarterly Distributions on the Class A units or Class B1 units of Global LLC.

Distributions during the Subordination Period

If Global LLC makes a distribution of cash in respect of any specific quarter ending before the end of the Subordination Period, the Global LLC Operating Agreement requires that it make the distribution in the following manner:

•
first, to the holders of Class A units and Class B1 units, pro rata, until Global LLC distributes for each Class A unit and Class B1 unit an amount equal to the Minimum Quarterly Distribution for that quarter and any arrearages in payment of the Minimum Quarterly Distribution on such units for any prior quarters;

•
second, subject to the provisions in the Global LLC Operating Agreement relating to the limitations on distributions on the Class B units during the Distribution Forbearance Period, to the holders of Class B units, pro rata, until Global LLC distributes for each Class B unit an amount equal to the Minimum Quarterly Distribution for that quarter; and

•	thereafter, in the manner described above under Incentive Distribution Rights.

Compulsorily Convertible Debentures

As of December 31, 2015, the Company had INR 650.0 million ($9.6 million) of unsecured compulsorily convertible debentures (“CCDs”) denominated in Indian rupees issued and outstanding to SunEdison.

During 2016, SunEdison transferred to the Company all of the CCDs held by SunEdison.

Support Agreement

Immediately prior to the completion of the IPO on August 5, 2015, Global LLC entered into a project support agreement with SunEdison (the “Support Agreement”). Pursuant to the Support Agreement, SunEdison granted the Company call rights with respect to projects identified therein by SunEdison (“Call Right Projects”) that had an aggregate net nameplate capacity of 1.6 GW (or reasonably equivalent projects), and SunEdison was contractually required to offer Global LLC additional qualifying projects through the fifth anniversary of the completion of the IPO that were projected to generate an aggregate of at least $1.4 billion of cash available for distribution during their respective first twelve months of commercial operation. At the time of the IPO, SunEdison had pending agreements with third-party developers to acquire clean energy projects that had an aggregate capacity of 4.2 GW, which were expected to be added to the call rights list under the Support Agreement. In addition, the Support Agreement granted Global LLC a right of first offer with respect to any clean energy projects (other than Call Right Projects) (“ROFO Projects”) that SunEdison elected to sell or otherwise transfer during the six-year period following the completion of the IPO and that were located in the Company’s initial target markets and other emerging markets that the parties mutually agreed upon.

Following the SunEdison Bankruptcy, SunEdison breached the Support Agreement and the Company will not acquire any of the Call Right Projects or ROFO Projects. On September 25, 2016, the Company announced that as a result of SunEdison’s breach under the Support Agreement and other agreements constituting the Sponsorship Arrangement, the Company filed claims against SunEdison in excess of $2 billion. The claims include, without limitation, claims for damages relating to breach of SunEdison’s obligations under the Sponsorship Arrangement and other agreements; contribution and indemnification claims arising from litigation; claims relating to SunEdison’s breach of fiduciary, agency and other duties; and claims for interference with and the disruption of the business of the Company, including the loss of business opportunities, loss of business records, failure to provide timely audited financials, and the increased cost of financing and commercial arrangements. Many of these claims are contingent or unliquidated; estimated amounts may change substantially as circumstances develop and damages are determined. Although SunEdison has not formally rejected the Sponsorship Arrangement, it has breached its obligations thereunder and the Company has additional claims for rejection damages.

On September 25, 2016, the Company filed its initial proof of claim in the SunEdison Bankruptcy case, which was amended on October 7, 2016. This proof of claim asserted claims based on, among other things, SunEdison’s breach of the Sponsorship Arrangement between the Company and SunEdison, which included the Support Agreement. The Support Agreement will be terminated upon the effectiveness of the Settlement Agreement.

Insurance Allocation Agreement

The Company, TerraForm Power, Inc., SunEdison and certain of their respective directors and officers shared $150.0 million of directors’ and officers’ liability insurance policies that covered the period from July 15, 2015 to July 14, 2016 (the “D&O Insurance”). SunEdison and the independent directors of SunEdison (the “SUNE D&O Parties”) entered into an agreement, dated March 27, 2017 and amended on June 7, 2017, with the Company, TerraForm Power, Inc. and their respective current directors and officers (the “YieldCo D&O Parties”) related to the D&O Insurance. Among other things, this agreement provides that: (i) the YieldCo D&O Parties consent to a $32.0 million payment to SunEdison from the D&O Insurance in connection with the settlement of claims proposed to be brought by the unsecured creditors’ committee in the SunEdison Bankruptcy under a motion in the SunEdison Bankruptcy case for derivative standing; (ii) for a specified period of time, the SUNE D&O Parties and the YieldCo D&O Parties agree to cooperate in trying to reach settlements of certain lawsuits pending against the YieldCo D&O Parties arising from a variety of alleged prepetition actions and transactions, including, but not limited to, the Company’s initial public offering and other securities transactions, and SunEdison agrees to consent to such proposed settlements to be funded by up to $32.0 million from the D&O Insurance; and (iii) for a specified period of time, SunEdison, its independent directors, the Company and TerraForm Power, Inc. will not assert certain payment priority provisions of the D&O Insurance. The agreement is subject to the approval of the bankruptcy court overseeing the SunEdison Bankruptcy.

Agreements with TerraForm Power

In January 2017, the Company entered into a Use and Occupancy Agreement with TerraForm Power, pursuant to which TerraForm Power granted to the Company a license to use the office space in Bethesda, Maryland that is leased by TerraForm Power and is the shared corporate headquarters of the Company and TerraForm Power until the earlier to occur of June 30, 2018 and the termination of the underlying lease. The Company has agreed to pay TerraForm Power one-third of the rent and other amounts due to the landlord under the underlying lease, which is expected to be equal to an aggregate of $0.7 million in 2017, and certain additional service fees.

TerraForm Power has entered into service contracts with various vendors for information technology and enterprise resource planning systems. The Company is not a party to any of these contracts and has no direct contractual liability to third parties thereunder, however the Company uses these systems in cooperation with TerraForm Power, and the costs of such systems will be allocated between TerraForm Power and the Company pursuant to an agreement that is expected to be entered into between TerraForm Power and the Company. As of December 31, 2016, the Company capitalized $0.4 million of expenses related to development costs of the new enterprise resource planning systems, and the Company recognized $0.1 million as general and administrative expense related to these systems during the year ended December 31, 2016. Subject to completion of the agreement with TerraForm Power, the total estimated cost to the Company for these services is expected to be approximately $3.0 million in 2017.

In addition, certain employees of TerraForm Power provide general management services to the Company, and a portion of the costs associated with such employees is allocated to the Company. The total estimated cost to the Company for the services being provided to the Company by employees of TerraForm Power is expected to be approximately $1.1 million in 2017.

Settlement Agreement with Renova

On May 26, 2017, TerraForm Global, Inc., TerraForm Global, LLC, TerraForm Global Brazil Holding B.V. and TERP GLBL Brasil I Participacoes Ltda. entered into a Settlement Agreement and Mutual Release (the “Renova Settlement Agreement”) with Renova. The Renova Settlement Agreement resolves all disputes among the Company and Renova that are the subject of an ongoing arbitration proceeding in the Center for Arbitration and Mediation of the Chamber of Commerce Brazil-Canada (the “Renova Arbitration”). Pursuant to the Renova Settlement Agreement, the TerraForm Global Parties have agreed to make a one-time settlement payment in the aggregate amount of $15.0 million, in exchange for and contingent on the withdrawal with prejudice of all claims and counterclaims made in the Renova Arbitration and termination of the Renova Arbitration. In addition, 792,495 shares of TerraForm Global, Inc. Class A common stock issued to Renova and currently held in escrow pursuant to the acquisition agreements for the Salvador wind power plant acquired by a subsidiary of the Company will be returned to the Company. None of the parties to the Renova Arbitration has admitted to any wrongdoing or liability with respect to the claims asserted in the Renova Arbitration. Subject to the satisfaction of certain conditions set forth in the Renova Settlement Agreement (including the purchase of Renova’s shares of TerraForm Global, Inc. Class A common stock by an affiliate of Brookfield as described below), the parties have granted each other full releases with respect to any claims arising in connection with the previously completed acquisitions by the Company of the Salvador and Bahia wind power plants from Renova and all related transactions and any other disputes that could arise in the future among the TerraForm Global Parties and Renova concerning or related in any way to such transactions and events, which are the subject of the Renova Arbitration.

Also, concurrently with the execution of the Renova Settlement Agreement, TerraForm Global, Inc. and Parent entered into a letter agreement (the “Renova Letter Agreement”), pursuant to which Parent has agreed that upon the later to occur of (i) the effective time as described in the Renova Settlement Agreement and (ii) the closing of the share purchase contemplated by the PSA (as defined and described below), the condition to the obligations of Parent and Merger Sub to effect the Merger set forth in Section 7.2(c) (Litigation Settlement) of the Merger Agreement, solely with respect to Renova’s claims in the Renova Arbitration, has been satisfied and the aggregate payment made by the Company (net of any amounts funded directly or indirectly by insurance proceeds) under the Renova Settlement Agreement in connection with the settlement of Renova’s claims in the Renova Arbitration will be deemed to be zero. Also, concurrently with the execution of the Renova Settlement Agreement, Renova and Parent entered into a Purchase & Sale Agreement (the “PSA”) with respect to all of the shares of Class A common stock of TerraForm Global, Inc. owned by Renova (excluding the shares to be released from escrow to TerraForm Global, Inc. pursuant to the Renova Settlement Agreement). Pursuant to the terms of the PSA, Parent has agreed to purchase 19,535,004 shares of Class A common stock of TerraForm Global, Inc. from Renova for a purchase price in cash of $4.75 per share, or $92,791,269 in the aggregate. The consummation of the share purchase contemplated by the PSA is subject to customary conditions to closing and is conditioned upon the satisfaction of certain conditions set forth in the Renova Settlement Agreement described above, including the effectiveness of the mutual releases and release of the shares in escrow. The Company accrued $3.8 million of general and administrative expenses for the year ended December 31, 2016 as a result of this settlement.

Employment of Related Persons

Since December 2016 we have directly employed Al Dahya, the son of Hanif Dahya, a member of our Board, as our Senior Vice President, Corporate Development and Strategy. Prior to December 2016, Al Dahya was an employee of SunEdison and was compensated directly by SunEdison. In the fiscal year ended December 31, 2016, Al Dahya received RSUs with a fair market value at the time of their granting of $63,400 as a retention payment from the Company pursuant to the Company’s general retention program implemented following the SunEdison Bankruptcy. Since his employment by the Company, Al Dahya receives a base salary of $260,000, and may be eligible to receive an annual bonus for the fiscal year ending December 31, 2017, additional retention payments and certain bonuses relating to the closing of the Brookfield Transaction consistent with the Company’s general employee compensation practices and programs.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Audit and Non-Audit Fees

The following table represents aggregate fees billed or to be billed to us for the fiscal years ended December 31, 2016 and December 31, 2015 by KPMG LLP, our principal independent registered public accounting firm:

	Year ended December 31,
(in thousands)	2016	2015
Audit fees(a)	$4,745,609	$6,956,251
Audit related fees(b)	6,621	6,622
Tax fees	390,000	10,000
All other fees	—	—
Total	$5,142,230	$6,972,873

(a)
This category includes KPMG LLP’s audit of our annual consolidated financial statements and review of financial statements included in our quarterly reports on Form 10-Q. This category also includes advice on audit and accounting matters that arose during, or as a result of, the audit or review of interim financial statements.

(b)
Services rendered in connection with our registration statements filed on Form S-1 and services that are normally provided by independent registered public accountants in connection with regulatory filings or engagements for those fiscal years.

All fees described above were approved by our Audit Committee.

Pre-Approval Policies and Procedures

The Audit Committee’s policy is to pre-approve all audit and permissible non-audit services rendered by KPMG LLP, our independent registered public accounting firm. The Audit Committee pre-approves specified services in defined categories of audit services, audit-related services and tax services up to specified amounts, as part of the Audit Committee’s approval of the scope of the engagement of KPMG LLP or on an individual case-by-case basis before KPMG LLP is engaged to provide a service. The Audit Committee has determined that the rendering of the services other than audit services by KPMG LLP is compatible with maintaining the principal accountant’s independence.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

Review of TerraForm Global’s Audited Financial Statements for the Fiscal Year Ended December 31, 2016

The Audit Committee has reviewed and discussed with our management our audited consolidated financial statements for the fiscal year ended December 31, 2016.

The Audit Committee has discussed with representatives of KPMG LLP the matters required to be discussed with them under the applicable provisions of the Public Company Accounting Oversight Board (the “PCAOB”) Auditing Standard AS. 1301 (Communications with Audit Committees).

The Audit Committee has also received the written disclosures and the letter from KPMG LLP required by applicable requirements of the PCAOB regarding KPMG LLP’s communications with the Audit Committee concerning independence and the Audit Committee has discussed the independence of KPMG LLP with that firm.

Based on the Audit Committee’s review and discussions noted above, the Audit Committee recommended to the Board that our audited consolidated financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2016 for filing with the SEC.

Dated June 14, 2017

Submitted by:
Hanif Dahya, Chairperson
Frederick J. Boyle
Christopher Compton
John F. Stark

The material in this report is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference in any filing of TerraForm Global under the Securities Act or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

As an emerging growth company, we are not required to include a Compensation Discussion and Analysis section in this Proxy Statement. As such, we have not included a report of our Compensation Committee with this Proxy Statement.

PROPOSAL 1
ELECTION OF DIRECTORS

Our Board currently consists of ten directors, each of whom shall hold office for a term of one year or until his or her successor is duly elected and qualified. Directors are elected at each annual meeting by a plurality of the votes properly cast in person or by proxy. The ten nominees for director receiving the highest number of votes “for” will be elected. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the ten nominees named below. However, if you are the beneficial owner of the shares, which means that your shares are held by a brokerage firm, bank, dealer, or other similar organization as your nominee, your shares will not be voted for the election of directors unless you have provided voting instructions to your nominee. If any nominee becomes unavailable for election as a result of an unexpected occurrence, your shares will be voted for the election of a substitute nominee proposed by our current Board, if any. Each person nominated for election has agreed to serve if elected. We have no reason to believe that any nominee will be unable to serve.

NOMINEES FOR DIRECTORS
Name	Positions and Offices Held With the Company
Peter Blackmore	Chairman and Interim Chief Executive Officer
Frederick J. Boyle	Director
Christopher Compton	Director
Hanif Dahya	Director
Mark Lerdal	Director
David J. Mack	Director
Alan B. Miller	Director
David Ringhofer	Director
Gregory Scallen	Director
John F. Stark	Director

We have determined that each of these director nominees possesses the requisite communication skills, personal integrity, business judgment, ability to make independent analytical inquiries, and willingness to devote adequate time and effort necessary to serve as an effective member of our Board. Other specific experiences, qualifications, attributes or skills of nominees that contributed to our conclusion that the nominees should serve as directors are noted above.

THE BOARD OF DIRECTORS RECOMMENDS
A VOTE “FOR” THE NOMINEES FOR DIRECTORS:

PETER BLACKMORE, FREDERICK J. BOYLE, CHRISTOPHER COMPTON, HANIF DAHYA, MARK LERDAL, DAVID J. MACK, ALAN B. MILLER, DAVID RINGHOFER, GREGORY SCALLEN AND JOHN F. STARK

PROPOSAL 2
RATIFICATION OF APPOINTMENT OF KPMG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING
DECEMBER 31, 2017

The Audit Committee has selected KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2017 and has further directed that management submit the selection of independent auditors for ratification by the stockholders at the Annual Meeting. Representatives of KPMG LLP are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Neither our bylaws nor other governing documents or law require stockholder ratification of the selection of KPMG LLP as our independent registered public accounting firm. However, the Board is submitting the selection of KPMG LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee of the Board in its discretion may direct the appointment of different independent registered public accounting firm at any time during the year if it determines that such a change would be in our best interests and its stockholders.

The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting will be required to ratify the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2017. Abstentions will be counted toward the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes.

THE BOARD OF DIRECTORS RECOMMENDS
A VOTE “FOR” THE RATIFICATION THE APPOINTMENT OF KPMG LLP
AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2017.

ADDITIONAL INFORMATION

Stockholder Proposals and Nominations

Requirements for Stockholder Proposals to be Considered for Inclusion in Next Year’s Proxy Materials

Stockholder proposals to be considered for inclusion in the proxy statement and form of proxy relating to the 2018 annual meeting of stockholders must be received no later than February 14, 2018. In addition, all proposals will need to comply with Rule 14a-8 under the Exchange Act, which lists the requirements for the inclusion of stockholder proposals in company-sponsored proxy materials. Stockholder proposals must be delivered to our principal executive offices at TerraForm Global, Inc., 7550 Wisconsin Avenue, 9th Floor, Bethesda, Maryland 20814, or by facsimile at 240-762-7900.

Other Stockholder Proposals for Presentation at Next Year’s Annual Meeting

Notice of any director nomination or other proposal that you intend to present at the 2018 annual meeting of stockholders, but do not intend to have included in the proxy statement and form of proxy relating to the 2018 annual meeting of stockholders, must be delivered to, or mailed and received at, our principal executive offices at TerraForm Global, Inc., 7550 Wisconsin Avenue, 9th Floor, Bethesda, Maryland 20814, or by facsimile at 240-762-7900 not earlier than the close of business on March 1, 2018 and not later than the close of business on March 31, 2018. However, if the date of the 2018 annual meeting of stockholders is advanced more than 30 days prior to the first anniversary of the 2017 Annual Meeting or delayed more than 70 days after such anniversary date, then such notice must be received by us no earlier than 120 days prior to the date of the 2018 annual meeting of stockholders and no later than the later of 90 days prior to the date of the 2018 annual meeting of stockholders or the tenth day following the day on which public announcement of the date of the meeting was first made by us. In addition, your notice must set forth the information required by our bylaws with respect to each director nomination or other proposal that you intend to present at the 2018 annual meeting of stockholders. Copies of the provisions of our bylaws applicable to stockholder nominations and proposals will be forwarded to any stockholder upon written request.

Householding of Proxy Materials

Certain stockholders who share an address are being delivered only one copy of this Proxy Statement unless we or one of our mailing agents have received contrary instructions.

Upon the written or oral request of a stockholder at a shared address to which a single copy of this proxy statement was delivered, we will promptly deliver a separate copy of such document to the requesting stockholder. Written requests should be made to TerraForm Global, Inc., Investor Relations, 7550 Wisconsin Avenue, 9th Floor, Bethesda, Maryland 20814 and oral requests may be made by calling us at 240-762-7700.

Stockholders sharing an address who are receiving multiple copies of this Proxy Statement and the Annual Report may request delivery of a single copy of such documents by writing to us at the address above or calling us at the telephone number above.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be Held on June 29, 2017

The Proxy Statement and the Annual Report are available on our website at http://www.terraformglobal.com.

OTHER MATTERS

The Board knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors

By:	/s/ Yana Kravtsova
Name:	Yana Kravtsova
Title:	Senior Vice President, General Counsel and Secretary

June 14, 2017

VOTE BY INTERNET Before The Meeting - Go to www.proxyvote.com

TERRAFORM GLOBAL, INC. 7550 WISCONSIN AVENUE, 9TH FLOOR BETHESDA, MARYLAND 20814
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M., Eastern Time, the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to www.virtualstockholdermeeting.com/GLBL17

You may attend the Meeting via the Internet and vote during the Meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M., Eastern Time, the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, New York 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

	E30647-TBD	KEEP THIS PORTION FOR YOUR RECORDS
— — — — — — — — — — —  — — — — — — — — — — —  — — — — — — —  — — — — — — — —
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

TERRAFORM GLOBAL, INC.
The Board of Directors recommends you vote FOR the following:	For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
1. Election of Directors	☐	☐	☐

Nominees:

01) Peter Blackmore	06) David J. Mack
02) Frederick J. Boyle	07) Alan B. Miller
03) Christopher Compton	08) David Ringhofer
04) Hanif Dahya	09) Gregory Scallen
05) Mark Lerdal	10) John F. Stark

The Board of Directors recommends you vote FOR the following proposal:	For	Against	Abstain

2. Ratification of the appointment of KPMG LLP as our independent registered public accounting firm for 2017.	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

— — — — — — — — — — — — — —  — —— — — — — — — — —  — — — — — — — — —  — — —
E30648-TBD

TERRAFORM GLOBAL, INC.
Annual Meeting of Stockholders
June 29, 2017, 4:30 P.M.
This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) Peter Blackmore, Rebecca Cranna and Yana Kravtsova, or any of them, as proxies, each with the power to appoint his or her substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of TERRAFORM GLOBAL, INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 4:30 P.M., Eastern Time, on June 29, 2017, at www.virtualshareholdermeeting.com/GLBL17, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.

Continued and to be signed on reverse side